ASSET PURCHASE AGREEMENT

Dated as of March 6, 2007

Among

DEPFA BANK PLC,

FIRST ALBANY CAPITAL INC.

and

FIRST ALBANY COMPANIES INC

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS AND INTERPRETATIONS	1

1.1. Definitions	1
1.2. Interpretation	10

ARTICLE II PURCHASE AND SALE	11

2.1. Purchased Assets	11
2.2. Excluded Assets	12
2.3. Assumed Liabilities	12
2.4. Excluded Liabilities	13
2.5. Audit of the Accrued Bonuses	13
2.6. Excluded Remarketing Agreements	14

ARTICLE III PURCHASE PRICE	14

3.1. Purchase Price	14
3.2. Delivery of Estimated Municipal Bond Purchase Price; Excluded Municipal Bonds	14
3.3. Purchase of Municipal Bonds and Final Settlement	16
3.4. Post-Closing Purchase Price Adjustment	17
3.5. Allocation of Purchase Price	20

ATRICLE IV CLOSING	21

4.1. Closing Date	21
4.2. Payment on the Closing Date	21
4.3. Buyer’s Additional Deliveries	20
4.4. Seller’s Deliveries	22

ATRICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER	24

5.1. Organization of Parent and Seller	24
5.2. Authority of Parent and Seller	24
5.3. Financial Statements	25
5.4. Absence of Certain Changes or Events	26
5.5. [Reserved]	26
5.6. Taxes	26
5.7. Assets Necessary to Carry on the Business	27
5.8. Governmental Permits; Compliance with Laws	27
5.9. Real Property	28
5.10. Personal Property	29
5.11. Intellectual Property; Software	29
5.12. Title to Property	31
5.13. Employees and Related Agreements; ERISA	32
5.14. Employee Relations	32
5.15. Status of Assumed Contracts	33
5.16. No Violation or Litigation; Municipal Bonds	33
5.17. Environmental Matters	35
5.18. Not a Sale of All or Substantially All of the Assets	35
5.19. No Finder	35

ATRICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER	36

6.1. Organization of Buyer	36
6.2. Authority of Buyer	36
6.3. No Finder	37
6.4. Sufficiency of Funds	37
6.5. Litigation	37

ATRICLE VII ACTION PRIOR TO THE CLOSING DATE	37

7.1. Investigation by Buyer	37
7.2. Preserve Accuracy of Representations and Warranties; Notification of Certain Matters
7.3. Consents of Third Parties; Governmental Approvals	38
7.4. Operations Prior to the Closing Date	39
7.5. Acquisition Proposals	40
7.6. Insurance	40
7.7. Additional Purchased Assets	41
7.8. Assumption or Sublet of Leased Real Property	41
7.9. Hedging Arrangements for the Municipal Bonds	42
7.10. Payoff of Leased Personal Property	42
7.11. Transfer of Intellectual Property Contracts	42
7.12. Relocation of Employees	42
7.13. Transitions Services	43

ARTICLE VIII ADDITIONAL AGREEMENTS	43

8.1. Covenant Not to Compete to Solicit Business	43
8.2. Change in Corporate Name	44
8.3. Taxes	45
8.4. Employees	46
8.5. Release from Non-Compete	47
8.6. First Albany Websites	47

ARTICLE IX CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER	47

9.1. No Misrepresentation or Breach of Covenants and Warranties	47
9.2. No Illegality	47
9.3. No Restraint or Litigation	47
9.4. Broker-Dealer and NASD approvals	47
9.5. Necessary Government Approvals	48
9.6. Charter Amendment	48
9.7. Employment Arrangements	48
9.8. Change in Corporate Name	48
9.9. No Insolvency Event	48
9.10. New York Office	48

ATRICLE X CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER	48

10.1. No Misrepresentations or Breach of Covenants and Warranties	48
10.2. No Illegality	49
10.3. No Restraint or Litigation	49
10.4. NYSE Approval	49
10.5. Necessary Government Approvals	49

ATRICLE XI INDEMNIFICATION	49

11.1. Indemnification by Seller and Parent	49
11.2. Indemnification by Buyer	51
11.3. Notice of Claims	52
11.4. Third Person Claims	53
11.5. Adjustment to Purchase Price	54
11.6. Exclusive Remedies	54
11.7. Survival of Obligations	54

ATRICLE XII TERMINATION	54

12.1. Termination	54
12.2. Notice of Termination	55
12.3. Termination Fee	55
12.4. Effect of Termination	55

ARTICLE XIII GENERAL PROVISIONS	55

13.1. Confidential Nature of Information	55
13.2. No Public Announcement	56
13.3. Notices	57
13.4. Successors and Assigns	58
13.5. Access to Records after Closing	58
13.6. Entire Agreement: Amendments	59
13.7. Partial Invalidity	59
13.8. Waivers	59
13.9. Expenses	59
13.10. Execution in Counterparts	59
13.11. Further Assurances	59
13.12. Governing Law	60
13.13. Submission to Jurisdiction; Waiver of Jury Trial	60

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of March 6, 2007, among DEPFA BANK plc, an Irish public limited company (“Buyer”), First Albany Capital Inc., a New York corporation (“Seller”), and First Albany Companies Inc., a New York corporation (“Parent”).

WHEREAS, Seller is the wholly-owned Subsidiary of Parent;

WHEREAS, Seller is, among other things, engaged through its Municipal Capital Markets Group (the “Division”) in the business of underwriting, advisory services, sales and trading of U.S. municipal bonds, and other similar instruments and securities (the “Business”);

WHEREAS, Parent owns or leases certain real and personal property used by Seller in connection with the operation of the Business; and

WHEREAS, Parent and Seller desire to sell to Buyer, and Buyer desires to purchase from Parent and Seller, the Purchased Assets (as defined herein), and Parent and Seller desire to transfer to Buyer, and Buyer desires to assume from Parent and Seller, the Assumed Liabilities (as defined herein), all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

1.1.	Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

Accrued Bonuses” shall be the amount of cash accrued for bonuses for Employees calculated in accordance with the following formula:

Net Revenues
(base salaries)
(salesman compensation)
(severance costs incurred from January 1, 2007 until the date hereof, including such costs for those individuals set forth in Disclosure Letter Schedule 1.1(B))
(restricted stock amortization expense)
(deferred compensation amortization expense)
(note amortization expense)
(employee benefits related expenses)
(all other non-compensation related expenses directly related to the Division)
(Pre-Tax Contribution)___________________
Accrued Bonuses

With the exception of Pre-Tax Contribution, which shall be calculated in accordance with the terms of this Agreement, each of the line items set forth above shall be equal to the corresponding amounts set forth in the statements of income for the Division calculated in accordance with GAAP for the period from January 1, 2007 until the Closing Date.

“Adjustment Escrow Account” means the escrow account of Escrow Agent into which the Adjustment Escrow Amount shall be deposited by Buyer at Closing.

“Adjustment Escrow Amount” means an amount equal to 5% of the Estimated Municipal Bond Purchase Price.

“Affiliate” means, with respect to any Person, any other Person which, at the time of determination, directly or indirectly through one or more intermediaries Controls, is Controlled by or is under Common Control with such Person.

“Agreed Adjustments” has the meaning specified in Section 3.4(c).

“Agreement” has the meaning specified in the first paragraph of this Agreement.

“Allocation Schedule” has the meaning specified in Section 3.5(a).

“Assumed Contracts” means the Contracts included in the Purchased Assets.

“Assumed Liabilities” has the meaning specified in Section 2.3.

“Business” has the meaning specified in the second recital of this Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Buyer” has the meaning specified in the first paragraph of this Agreement.

“Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement or in connection herewith.

“Buyer Employees” means employees of Buyer and its Affiliates.

“Buyer Group Member” means (i) Buyer and its Affiliates, (ii) the directors, officers and employees of each of Buyer and its Affiliates and (iii) the respective successors and assigns of each of the foregoing.

“Buyer’s Credit Requirements” means, as at anytime, Buyer’s current credit requirements for the purchase of bonds.

“Charter Amendment” has the meaning specified in Section 8.2.

“Claim Notice” has the meaning specified in Section 11.3(a).

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” has the meaning specified in Section 4.1.

“Closing Disputed Bond Amount” has the meaning set forth in Section 3.4(a).

“COBRA” has the meaning specified in Section 8.4(c).

“Code” means the Internal Revenue Code of 1986.

“Company Sale” means any of the following involving Parent or Seller: the sale of a majority of its outstanding capital stock, merger, share exchange, business combination or other similar transaction.

“Confidentiality Agreement” means the Confidentiality Agreement dated October 11, 2006 between Buyer and Parent.

“Contracts” means all written contracts, agreements, leases, subleases, licenses, sublicenses, permits, evidences of indebtedness, mortgages, indentures, notes, bonds, concessions, franchises, security agreements, joint settlement agreements, commitments, indemnities, assignments, understandings and arrangements.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by
  Contract or otherwise.  The terms “Controlled by,” “under Common Control with” and “Controlling” shall have correlative meanings.

“Copyrights” means United States and non-U.S. copyrights and mask works (as defined in 17 U.S.C. §901), whether registered or unregistered, and pending applications to register the same.

“Court Order” means any judgment, order, award or decree of any United States federal, state or local, or any supra-national or non-U.S., court or tribunal and any award in any arbitration proceeding.

“Disputed Bond” has the meaning specified in Section 3.4(a).

“Division” has the meaning specified in the second recital to this Agreement.

“Downward Purchase Price Adjustment” has the meaning specified in Section 3.4(e).

“Employees” means employees of the Division as of the date hereof.

“Encumbrance” means any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale or other title retention agreement, preference, priority or other security agreement or preferential arrangement of any kind, and, with respect to any Leased Real Property included in the Purchased Assets (if any), any easement, encroachment, covenant, restriction, right of way, defect in title or other encumbrance of any kind.
  of 1974.

   "ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Agent” means JPMorgan Chase Bank, N.A., or such other bank or financial institution mutually acceptable to Buyer and Seller.

“Escrow Agreement” means an escrow agreement or agreements to be entered into among Escrow Agent and the parties hereto on the Closing Date on terms and conditions reasonably acceptable to Buyer and Seller

“Estimated Final Municipal Bond Purchase Price” has the meaning specified in Section 3.4(a).

“Estimated Municipal Bond Purchase Price” means the sum of the Estimated Settled Municipal Bond Purchase Price and the Estimated Unsettled Municipal Bond Purchase
  Price

.“Estimated Settled Municipal Bond Purchase Price” means the Preliminary Estimated Settled Municipal Bond Purchase Price as adjusted by the deduction of the portion thereof allocable to Excluded Municipal Bonds.

“Estimated Unsettled Municipal Bond Purchase Price” means the Preliminary Estimated Unsettled Municipal Bond Purchase Price as adjusted by the deduction of the portion thereof allocable to Excluded Municipal Bonds.

“Estimated Valuation Certificate” has the meaning set forth in Section 3.2(b).

“Evaluation Material” has the meaning specified in the Confidentiality Agreement.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC thereunder.

“Excluded Assets” has the meaning specified in Section 2.2.

“Excluded Liabilities” has the meaning specified in Section 2.4.

“Excluded Municipal Bonds” has the meaning set forth in Section 3.2(c).

“Excluded Remarketing Agreement” has the meaning specified in Section 3.4(a).

“Expenses” means any and all documented out-of-pocket expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

“Final Municipal Bond Purchase Price” means the purchase price for the Municipal Bonds as finally determined in accordance with Section 3.4.

“Force Majeure Event” means acts of nature (including fire, flood, earthquake, storm, hurricane or other natural disaster), war, invasion, act of foreign enemies, hostilities (whether war is declared or not), civil war, rebellion, revolution, insurrection, military or usurped power or confiscation, terrorist activities, nationalization, government sanction, blockage, embargo, labor dispute, strike or lockout.

“GAAP” means United States generally accepted accounting principles.

“Governmental Body” means any United States federal, state or local, or any supra-national or non-U.S., government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency body or commission, self-regulatory organization, court, tribunal or judicial or arbitral body.

“Governmental Permits” has the meaning specified in Section 5.8.

“Indemnified Party” has the meaning specified in Section 11.3(a)

“Indemnitor” has the meaning specified in Section 11.3(a).

“Independent Accounting Firm” means an independent public accounting firm of nationally-recognized standing, mutually agreeable to the parties.

“Independent Expert” has the meaning specified in Section 3.4(d).

“Insolvency Event” means, with respect to any Person, (i) any dissolution of such Person, (ii) the institution against such Person of a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or the presentment of a petition for such Person’s winding-up or liquidation, (iii) such Person shall have passed a resolution for its winding-up or liquidation, (iv) such Person has sought or become subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets or (v) any general assignment of all or substantially all the assets of such Person with or for the benefit of such Person’s creditors.

“Instrument of Assignment” means the Instrument of Assignment substantially in the form of Exhibit A.

“Instrument of Assumption” means the Instrument of Assumption substantially in the form of Exhibit B.

“Intellectual Property” means Copyrights, Patent Rights, Trademarks and Trade Secrets.

“IRS” means the United States Internal Revenue Service.

“Knowledge of Seller” means the collective actual knowledge, after reasonable due inquiry, of the Persons listed in Disclosure Letter Schedule 1.1(A).

“Leased Real Property” means the real property owned by any third Person which Parent or Seller is lessee or sublessee of, or holds or operates, in the locations set forth in Disclosure
  Letter Schedule 5.9(B).

“Liabilities” has the meaning specified in Section 2.3.

“Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies or other charges (excluding, except with respect to employee matters, incidental, special and consequential damages, including lost profits) suffered or incurred by an Indemnified Party in respect of any claim for which such Indemnified Party is entitled to indemnification pursuant to Article XI hereto.

“Master Equipment Lease” means the Master Equipment Lease Agreement, dated September 25, 1996, between Parent and KeyCorp Leasing Ltd.

“Material Adverse Effect” means (a) an event, change or occurrence which is materially adverse to the Purchased Assets or the Business, taken as a whole, but shall not include (i) any adverse effect due to changes, after the date of this Agreement, in conditions generally affecting (x) the industry of the Business or (y) the United States economy as a whole, or (ii)
  any change or adverse effect caused by, or resulting from, the announcement of this Agreement and the transactions contemplated hereby or (b) any material adverse effect on the ability of Seller or Parent to perform its obligations under this Agreement.  Notwithstanding the foregoing, any Force Majeure Event materially adverse to the Purchased Assets, the
  Business, taken as a whole, or the industry of the Business shall be a Material Adverse Effect.

“MSRB” means the Municipal Securities Rulemaking Board.

“Municipal Bonds” means all municipal bonds, derivatives and other securities included in the inventory of the Division.

“NASD” means the National Association of Securities Dealers, Inc. and its wholly-owned subsidiary, NASD Regulation, Inc.

“Net Revenues” means the net revenues reflected in the statements of income for the Division for the period commencing on January 1, 2007 up to and including the Closing Date and included in Parent’s consolidated income statement for such period, prepared in conformity with GAAP.

“NSCC” means the National Securities Clearing Corporation.

“Notice Period” has the meaning specified in Section 11.3(a).

“NYSE” means the New York Stock Exchange, Inc.

“Owned Software” has the meaning specified in Section 5.11(g).

“Parent” has the meaning specified in the first paragraph of this Agreement.

“Patent Rights” means United States and non-U.S. patents, provisional patent applications, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, industrial designs, inventions (whether or not patentable or reduced to practice) and improvements thereto.

“Payoff Amount” has the meaning specified in Section 7.10.

“Permitted Encumbrances” means (i) liens for Taxes and other governmental charges and assessments which are not yet due and payable or delinquent, (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other similar liens imposed by law arising in the ordinary course of business for sums not yet due and payable or delinquent, (iii) other liens or imperfections on property which do not adversely affect title to, detract from the value of, or impair the existing use of, the property affected by such lien or imperfection and (iv) any lien on leased personal property included in the Purchased Assets pursuant to the Master Equipment Lease.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“Post-Closing Tax Period” has the meaning specified in Section 8.3(a).

“Pre-Closing Tax Period” has the meaning specified in Section 8.3(a).

“Preliminary Estimated Municipal Bond Purchase Price” has the meaning specified in Section 3.2(b).

“Preliminary Estimated Settled Municipal Bond Purchase Price” has the meaning specified in Section 3.2(b).

“Preliminary Estimated Unsettled Municipal Bond Purchase Price” has the meaning specified in Section 3.2(b).

“Pre-Tax Contribution” shall be calculated in accordance with the following, assuming a June 30, 2007 Closing Date:
(i)	if the Net Revenues shall be less than or equal to $18,000,000, then the Pre-Tax Contribution shall be equal to $3,250,000; and

(ii)
if the Net Revenues shall be greater than $18,000,000, then the Pre-Tax Contribution shall be equal to $3,250,000 plus an amount equal to the product of 0.30 times the amount of Net Revenues in excess of $18,000,000, but in any event, the Pre-Tax Contribution shall be no greater than $4,000,000.

If the Closing Date shall be different than June 30, 2007, the amount of the Net Revenues and the corresponding Pre-Tax Contribution shall be adjusted from the foregoing amounts on a pro rata basis, taking into account the number of days that shall have actually elapsed from January 1, 2007 until the Closing Date relative to the number of days in the period from January 1, 2007 to June 30, 2007.

“Purchase Price” has the meaning specified in Section 3.1.

“Purchased Assets” means all the assets set forth in Section 2.1.

“Purchased Municipal Bonds” means the Settled Municipal Bonds and Unsettled Municipal Bonds in the inventory of the Division immediately prior to Closing following the sale by
  Seller of all Excluded Municipal Bonds, if any.

“Put Bond” has the meaning specified in Section 3.3(c).

“Put Bond Purchase Price” has the meaning specified in Section 3.3(c).

“Requirements of Laws” means any United States federal, state and local, and any non-U.S., laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law or equity.

“SEC” means the United States Securities and Exchange Commission.

“Seller” has the meaning specified in the first paragraph of this Agreement.

“Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Seller or Parent under this Agreement or in connection herewith.

“Seller Group Member” means (i) Seller and its Affiliates, (ii) the directors, officers and employees of each of Seller and its Affiliates and (iii) the respective successors and assigns of each of the foregoing

“Seller’s Compensation Commitments” has the meaning specified in Section 5.13(b).

“Seller’s Plans” has the meaning specified in Section 5.13(a).

“Settled Municipal Bonds” means all cleared and settled Municipal Bonds in the inventory of the Division.

“Settlement Escrow Account” means the escrow account of Escrow Agent into which the Estimated Unsettled Municipal Bond Purchase Price shall be deposited by Buyer at Closing.

“Software” means computer software programs and software systems, including databases, compilations, tool sets, compilers, higher level or “proprietary” languages and related documentation and materials, whether in source code, object code or human readable form.

“Subsidiary” means each corporation, partnership, limited liability company, joint venture or other entity which is involved in or relates to the Business (i) in which Seller, directly or indirectly, owns of record or beneficially 50% or more of the outstanding voting securities or of which it is a general partner, (ii) in which Seller, directly or indirectly, owns of record or beneficially any outstanding voting securities or other equity interests or (iii) which is Controlled by Seller.

“Tax” or “Taxes” (and, with correlative meaning, “Taxable”) means: (i)  any United States federal, state, municipal or local, or non-U.S., net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental (including taxes under Code Section 59A) tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Body; and (ii)  any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any
  Tax Sharing Arrangement or Tax indemnity agreement.

“Tax Return” means any return, declaration, report or similar statement or any other document required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Tax Sharing Arrangement” means any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes Parent or Seller.

“Tentative Net Capital” means, as of any given date, tentative net capital as specified in Rule 15c3-1(c)(15) under the Exchange Act.

“Third Person Claim” has the meaning specified in Section 11.3(a).

“Trademarks” means United States, state and non-U.S. trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, whether registered or unregistered, and pending registrations and applications to register the foregoing.

“Trade Secrets” means trade secrets and confidential ideas, know-how, concepts, methods, processes, formulae, technology, algorithms, models, reports, data, customer lists, supplier lists, mailing lists, business plans and other proprietary information, all of which derive value, monetary or otherwise, from being maintained in confidence.

“Transfer Tax” means any transfer, documentary, sales, bulk sales, use, registration, value added or other similar Tax, including any applicable real estate transfer Tax and any real property transfer gains Tax.

“Transferred Employees” means Employees who enter into employment arrangements with Buyer or accept offers of employment from Buyer or its Affiliates that are effective at Closing.

“Transition Services Agreement” means the Transition Services Agreement substantially in the form of Exhibit C.

“Unsettled Municipal Bonds” means all unsettled Municipal Bonds in the inventory of the Division.

“Upward Purchase Price Adjustment” has the meaning specified in Section 3.4(e).

“WARN” means the Workers’ Adjustment Retraining and Notification Act.

   1.2.           Interpretation.  For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii)
    the word “or” is not exclusive and (iii) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein:  (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement;
    (ii) to Disclosure Letter Schedules means the Schedules set forth in the Disclosure Letters delivered by Parent and Seller, on the one hand, and Buyer, on the other, (iii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iv) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  The Schedules, Exhibits and Disclosure Letter Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.  This Agreement, the Buyer Ancillary Agreements and the Seller Ancillary
     Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

ARTICLE II

PURCHASE AND SALE

2.1.
Purchased Assets.  Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Parent and Seller shall, and Parent shall cause Seller to, sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Parent and Seller, free and clear of all Encumbrances (except for Permitted Encumbrances), all right, title and interest of Parent and Seller in, to and under:

(a)	the Purchased Municipal Bonds;

(b)	the machinery, equipment, vehicles, furniture and other personal property listed or referred to in Disclosure Letter Schedule 5.10(A);

(c)
the Copyrights, Patent Rights and Trademarks (including all names under which Seller is conducting the Business or has within the previous five years conducted the Business), and all goodwill associated therewith, listed in Disclosure Letter Schedule 5.11(A);

(d)
all Trade Secrets and other proprietary or confidential information primarily used in or relating to the Business, including any policies and procedures relating to compliance with any broker-dealer, SEC, NASD, NYSE, any other Governmental Body rules and regulations or any clearing agency with respect to the Business;

(e)	the Software listed in Disclosure Letter Schedule 5.11(B);

(f)	the Contracts listed in Disclosure Letter Schedules 2.1(F) and 5.11(C);

(g)	the promissory notes with respect to Employees listed in Disclosure Letter Schedule 5.13(B) and all amounts actually withheld for estimated Taxes with respect to such notes equal to $218,000;

(h)	cash in an amount equal to the Accrued Bonuses;

(i)
copies of all books and records (including financial and accounting records and all data and other information stored on discs, tapes or other media) of Seller relating to the Purchased Assets and the Division (excluding with relation to Employees), including sales, advertising and marketing materials (but for financial and accounting books and records, only to the extent relating solely and exclusively to the Purchased Assets and the Division); and

(j)
all client lists, customer lists, supplier lists, mailing lists, do not call lists and other data owned, associated with, used or employed in or by the Division, including service and warranty records, operating guides and manuals, studies, and correspondence of the Division.

With respect to any unwritten remarketing agreement or any remarketing agreement pursuant to which any municipal bond or other security may be put to Buyer on or after Closing that is referred to in Disclosure Letter Schedule 2.1(F) (or with respect to any similar Assumed Contracts assigned to Buyer pursuant to Section 7.7), Buyer in its sole discretion by written notice to Seller may exclude such Assumed Contract from being assigned hereunder, if such agreement does not satisfy Buyer’s Credit Requirements determined in accordance with a reasonable application thereof, in good faith and in consultation with Seller (such Contract, an “Excluded Remarketing Agreement”).  Buyer shall exercise such right within fifteen (15) days of the date hereof with respect to any such Contract referred to in Disclosure Letter Schedule 2.1(F) and within fifteen (15) days of notice of any such Contract assigned to Buyer pursuant to Section 7.7.  Following delivery of such notice by Buyer, such Excluded Remarketing Agreement shall not constitute a Purchased Asset, and Buyer shall not acquire any rights or assume any liabilities with respect thereto.

2.2.
Excluded Assets.  Notwithstanding the provisions of Section 2.1, the Purchased Assets shall not include the rights, properties and assets of Seller or Parent identified in Disclosure Letter Schedule 2.2 (collectively, the “Excluded Assets”).

2.3.
Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Buyer shall assume, pay, perform and otherwise discharge any liabilities or obligations, direct or indirect, known or unknown, absolute or contingent (collectively, “Liabilities”) set forth below:

(a)
all Liabilities (other than Liabilities with respect to Taxes) arising out of or relating to the conduct or operation of the Business or the activities of Buyer or any assignee of Buyer in connection with the Purchased Assets or the Business or the ownership or use of the Purchased Assets, in all events after the Closing Date;

(b)	all Liabilities after the Closing pursuant to the terms of the Assumed Contracts (and relating to events that first transpire after the Closing);

(c)	all Liabilities for Taxes for which Buyer is liable pursuant to Section 8.3; and

(d)
all Liabilities for Taxes arising out of, relating to or otherwise in respect of the Purchased Assets or the operation or conduct of the Business by Buyer after the effective time of the Closing, except for Taxes for which Seller or Parent is liable pursuant to Section 8.3.

All of the foregoing Liabilities to be assumed by Buyer hereunder (excluding any Excluded Liabilities) are referred to herein as the “Assumed Liabilities.”

2.4.
Excluded Liabilities.  Buyer shall not assume or be obligated to pay, perform or otherwise discharge any Liabilities other than Assumed Liabilities (all such Liabilities being herein called the “Excluded Liabilities”) and, notwithstanding anything to the contrary in Section 2.3, none of the following shall be Assumed Liabilities for purposes of this Agreement:

(a)	any Liabilities for Taxes of Parent or Seller (including those for which Seller is liable pursuant to Section 8.3), except those Taxes for which Buyer is liable pursuant to Sections 2.3 or 8.3;

(b)	any payables and other Liabilities or obligations of the Division to any other business unit of Parent, Seller or any of Parent’s or Seller’s Affiliates;

(c)	any costs and expenses incurred by Seller incident to its negotiation and preparation of this Agreement and its performance and compliance with the agreements and conditions contained herein;

(d)	any Liabilities or obligations in respect of any Excluded Assets;

(e)	any Liabilities in respect of the lawsuits, claims, suits, proceedings or investigations set forth in Disclosure Letter Schedule 5.16;

(f)	any Liabilities or obligations arising out of or resulting from non-compliance prior to the Closing with any Requirements of Law by Parent, Seller or their Affiliates;

(g)	any Liabilities for accounts payable by Parent or Seller; and

(h)
any Liabilities for employment-related obligations relating to the Division incurred prior to the Closing, except for Liabilities with respect to the Employees for the employment arrangements entered into with Buyer.

 2.5.          Audit of the Accrued Bonuses.

(a)
On the Business Day prior to the Closing Date, Seller will deliver a certificate executed by an authorized officer of Seller stating that there has been conducted a review of all relevant information and data then available and setting forth Seller’s calculation of the amount of the Accrued Bonuses.

(b)
No later than five (5) Business Days following the Closing, Buyer shall have the option to appoint the Independent Accounting Firm to conduct a special audit of the Accrued Bonuses as promptly as reasonably practicable (but not later than 60 days after the Closing Date) and, upon completion of such audit (but not later than 60 days after the Closing Date), to deliver written notice to each of Buyer and Seller setting forth its calculation of the amount of the Accrued Bonuses.

(c)
The calculation by the Independent Accounting Firm shall be final and binding as the Accrued Bonuses, for purposes of this Agreement.  Seller shall make available to the Independent Accounting Firm, such books, records and other information (including work papers) as may be reasonably requested in order to audit or review the Accrued Bonuses.  If the Independent Accounting Firm’s calculation of the amount of the Accrued Bonuses is at least 5% or greater than Seller’s calculation of the amount of the Accrued Bonuses, then the fees and expenses of the Independent Accounting Firm shall be paid by Seller.   If the Independent Accounting Firm’s calculation of the amount of the Accrued Bonuses is not at least 5% or greater than Seller’s calculation of the amount of the Accrued Bonuses, then the fees and expenses of the Independent Accounting Firm shall be paid by Buyer.

(d)
Within five (5) Business Days following delivery of the Independent Accounting Firm’s calculation of the amount of the Accrued Bonuses, Seller shall pay to Buyer in immediately available funds an amount equal to the excess (if any) of the Independent Accounting Firm’s calculation of the amount of the Accrued Bonuses over Seller’s calculation of the amount of the Accrued Bonuses.

2.6.
Excluded Remarketing Agreements.  Notwithstanding the terms hereof, Seller shall have the right, exercisable no later than fifteen (15) days following notice of the election by Buyer pursuant to Section 2.1 to exclude any Excluded Remarketing Agreement, to exercise its right to terminate such Excluded Remarketing Agreement.

ARTICLE III

PURCHASE PRICE

3.1.        Purchase Price.  The purchase price for the Purchased Assets (the “Purchase Price”) shall be equal to:

           (i)                   the Estimated Municipal Bond Purchase Price, as adjusted in accordance with Section 3.4, plus

                                               (ii)                  $12,000,000, plus

                                               (iii)                 the amounts payable by Buyer pursuant to Sections 7.10, 7.11 and 7.12 (if any), minus

                                               (iv)                 any reduction for non-transferring Employees pursuant to Section 9.7.

3.2.        Delivery of Estimated Municipal Bond Purchase Price; Excluded Municipal Bonds.

(a)
No less than ten (10) days prior to the Closing Date, Seller will provide to Buyer a list of all Settled Municipal Bonds and Unsettled Municipal Bonds in the inventory of the Division as of such date, together with Seller’s estimate of the fair market value of each such Municipal Bond.  Buyer shall promptly (but not later than two (2) Business Days following delivery of such list) advise which Municipal Bonds, if any, do not satisfy Buyer’s Credit Requirements determined in accordance with a reasonable application thereof, in good faith and in consultation with Seller.  Seller will undertake commercially reasonable efforts to settle any Unsettled Municipal Bonds and any short positions in the inventory of Municipal Bonds prior to Closing.

(b)
At the close of business on the Business Day prior to the Closing Date, Seller will deliver an updated list of all Settled Municipal Bonds and Unsettled Municipal Bonds in the inventory of the Division at such time, together with a certificate (the “Estimated Valuation Certificate”) jointly executed on behalf of Seller by an Employee designated by Buyer and an employee of Seller or Parent designated by Seller, each experienced in the trading of municipal bond securities, stating that there has been conducted a review of all relevant information and data then available (including bid information) and setting forth Seller’s best estimate of the fair market value, as determined under GAAP consistent with past practice of Seller, of each (i) Settled Municipal Bond as of the close of business on such date (such aggregate estimated amount for all such Municipal Bonds, the “Preliminary Estimated Settled Municipal Bond Purchase Price”) and (ii) Unsettled Municipal Bond as of the close of business on such date (such aggregate estimated amount for all such Municipal Bonds, the “PreliminaryEstimated Unsettled Municipal Bond Purchase Price” and, together with the Preliminary Estimated Settled Municipal Bond Purchase Price, collectively, the “Preliminary Estimated Municipal Bond Purchase Price”).

(c)	Buyer shall inform Seller no later than 8:30 A.M., New York time, on the Closing Date which, if any, Municipal Bonds do not satisfy Buyer’s Credit Requirements determined in accordance with a reasonable application thereof, in good faith and in consultation with Seller, as of such date and which, if any, of such Municipal Bonds Buyer elects not to purchase on the Closing Date. Following such election by Buyer, if the Preliminary Estimated Municipal Bond Purchase Price (as reduced by Municipal Bonds excluded in accordance with the immediately preceding sentence) is in excess of $200,000,000, Buyer shall advise Seller which Unsettled Municipal Bonds (if any), it elects not to purchase to the extent necessary so that the Preliminary Estimated Municipal Bond Purchase Price (as reduced by Municipal Bonds excluded in accordance with the immediately preceding sentence) shall be less than $200,000,000. If, following the exclusion of Unsettled Municipal Bonds in accordance with the immediately preceding sentence, the Preliminary Estimated Municipal Bond Purchase Price (as reduced by Municipal Bonds excluded in accordance with the immediately preceding two sentences) thereafter remains in excess of $200,000,000, Buyer shall advise Seller which Settled Municipal Bonds (if any) that Buyer elects not to purchase to the extent necessary so that the Preliminary Estimated Municipal Bond Purchase Price (as reduced by Municipal Bonds excluded in accordance with the immediately preceding two sentences) shall be less than $200,000,000. Any Municipal Bonds that Buyer elects not to purchase in accordance with this Section 3.2(c) shall be referred to collectively as “Excluded Municipal Bonds”. Seller shall be allowed upon the open of business on the Closing Date a reasonable amount of time to sell any Excluded Municipal Bonds prior to Closing.

3.3.         Purchase of Municipal Bonds and Final Settlement.

(a)
The parties hereto agree that on the Closing Date Buyer shall purchase directly from Seller for cash the Settled Municipal Bonds included in the Purchased Municipal Bonds.  In connection therewith, Buyer shall (i) pay to Seller at the Closing the Estimated Settled Municipal Bond Purchase Price less the Adjustment Escrow Amount and (ii) deposit in the Adjustment Escrow Account the Adjustment Escrow Amount.  The parties hereto agree that Buyer shall take possession of the Unsettled Municipal Bonds which are included in the Purchased Municipal Bonds only upon the final clearance and settlement of each such Unsettled Municipal Bond.  In connection therewith, Buyer shall deposit in the Settlement Escrow Account at the Closing the Estimated Unsettled Municipal Bond Purchase Price, and following the Closing Date Buyer shall reasonably cooperate with, and provide assistance to, Seller in connection with the clearing and settlement of each of the Unsettled Municipal Bonds included in the Purchased Municipal Bonds.

(b)
Upon the final clearing and settlement of each Unsettled Municipal Bond included in the Purchased Municipal Bonds, the parties hereto shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to Seller in immediately available funds from the Settlement Escrow Account an amount equal to the portion of the Estimated Unsettled Municipal Bond Purchase Price attributable to such Unsettled Municipal Bond.  If any of the Unsettled Municipal Bonds included in the Purchased Municipal Bonds fails to clear within twenty (20) Business Days of the Closing Date, the parties hereto shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to Buyer in immediately available funds from the Settlement Escrow Account an amount equal to that portion of the Estimated Unsettled Municipal Bond Purchase Price attributable to such Unsettled Municipal Bonds (plus interest accrued thereon pursuant to the Escrow Agreement).

(c)
If any municipal bond or other security traded in the ordinary course of business of the Division that is subject to a remarketing agreement that is transferred to Buyer from Seller at Closing as an Assumed Contract is put back to Seller following the Closing (a “Put Bond”), Buyer shall cooperate with, and provide assistance to, Seller in connection with the transfer of such Put Bond from Seller to Buyer.  Buyer and Seller agree that the purchase price for any Put Bond shall be the price paid by Seller for such Put Bond (the “Put Bond Purchase Price”).  Buyer shall pay to Seller by wire transfer of immediately available funds the Put Bond Purchase Price as soon as reasonably practicable following the date of transfer of such Put Bond (but not later than one Business Day following notice thereof from Seller).

(d)
Except as with respect to payment from the Adjustment Escrow Account, all deliveries and payments of Purchased Municipal Bonds and Put Bonds shall be effected through NSCC or as otherwise required, and all calculations, deliveries and payments of the Purchased Municipal Bonds and Put Bonds shall be effected according to the rules of the MSRB and the NASD.

(e)
Seller will take no action inconsistent with, and will be estopped from challenging, Buyer’s ownership interest of the Purchased Municipal Bonds and Put Bonds.  All sales of Municipal Bonds and Put Bonds pursuant to this Agreement are without recourse to Seller, except as expressly provided in this Agreement (including Article XI).

3.4.         Post-Closing Purchase Price Adjustment.

(a)
As promptly as practicable following the Closing Date (but not later than five (5) Business Days after the Closing Date), Buyer shall cause Interactive Data to deliver a statement (together with all supporting data on a CUSIP by CUSIP level) listing each Purchased Municipal Bond with a valuation price as of the close of business on the Business Day prior to Closing that varies from the price of such Purchased Municipal Bond in the Estimated Valuation Certificate by at least (i) three percent (3%) or (ii) $3,000, whichever is less (each such Purchased Municipal Bond, a “Disputed Bond”).  Unless otherwise agreed to by Buyer and Seller, the parties shall engage JJ Kenny to determine the value of each Disputed Bond as of the close of business on the Business Day prior to Closing, such determination to be delivered in writing (together with all supporting data on a CUSIP by CUSIP level) as promptly as practicable but not later than ten (10) Business Days following the Closing Date.  The “Closing Disputed Bond Amount” for any Disputed Bond shall be the average of the prices of such Disputed Bond determined by (i) Seller in the Estimated Valuation Certificate, (ii) Interactive Data and (iii) JJ Kenny.  If for any reason the price for any Purchased Municipal Bond is not available from Interactive Data or JJ Kenny, the parties shall mutually agree on a reasonably acceptable independent expert experienced in the valuation of municipal bond securities to determine such price.  The “Estimated Final Municipal Bond Purchase Price” shall mean the aggregate of (i) the portion of the Estimated Municipal Bond Purchase Price allocable to all Purchased Municipal Bonds other than Disputed Bonds and (ii) the aggregate of the Closing Disputed Bond Amounts.

(b)	If neither party objects within five (5) Business Days following determination of the Closing Disputed Bond Amounts, the Estimated Final Municipal Bond Purchase Price shall be final and binding as the Final Municipal Bond Purchase Price for purposes of this Agreement.

(c)
If either party objects to any Closing Disputed Bond Amount within such five (5) Business Days’ period pursuant to Section 3.4(b), Seller and Buyer shall use their reasonable efforts to resolve by written agreement (the “Agreed Adjustments”) any differences as to the value of such Disputed Bond and, if Seller and Buyer so resolve any such differences, the Estimated Final Municipal Bond Purchase Price as adjusted by the Agreed Adjustments shall be final and binding as the Final Municipal Bond Purchase Price for purposes of this Agreement.

(d)
If any objection raised by either party with respect to any Disputed Bond Amount is not resolved by Agreed Adjustments within five (5) Business Days after such objection shall have been raised, then either party may request that the fair market value of such Disputed Bond as of the close of business on the Business Day prior to the Closing Date be determined by a nationally-recognized, mutually acceptable independent accounting firm (or such other independent expert experienced in the valuation of the securities similar to the Purchased Municipal Bonds reasonably acceptable to Buyer and Seller) (the “Independent Expert”).  The Independent Expert shall resolve such disputed valuation as promptly as practicable but no later than fifteen (15) Business Days following submission of such matter to the Independent Expert.  The Estimated Municipal Bond Purchase Price, after giving effect to any Agreed Adjustments and to the resolution of disputed valuations by the Independent Expert, shall be final and binding as the Final Municipal Bond Purchase Price for purposes of this Agreement.

(e)
In the event the Estimated Municipal Bond Purchase Price is greater than the Final Municipal Bond Purchase Price as finally determined pursuant to this Section 3.4, the Purchase Price shall be adjusted downward, dollar-for-dollar, by the extent to which the Estimated Municipal Bond Purchase Price exceeds the Final Municipal Bond Purchase Price (the “Downward Purchase Price Adjustment”).  In the event the Estimated Municipal Bond Purchase Price is less than the Final Municipal Bond Purchase Price as finally determined pursuant to this Section 3.4, the Purchase Price shall be adjusted upward, dollar-for-dollar, by the extent to which the Final Municipal Bond Purchase Price exceeds the Estimated Municipal Bond Purchase Price (the “Upward Purchase Price Adjustment”).

(f)	In satisfaction of the post-Closing Purchase Price adjustment:

(i)
In the event the Downward Purchase Price Adjustment, if any, exceeds the  Adjustment Escrow Amount, within three (3) Business Days of the date in which the Final Municipal Bond Purchase Price is determined pursuant to this Section 3.4, the parties hereto shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to Buyer in immediately available funds from the Adjustment Escrow Account the Adjustment Escrow Amount and Seller shall pay to Buyer in immediately available funds an amount equal to (x) the Downward Purchase Price Adjustment minus (y) the Adjustment Escrow Amount.

(ii)
In the event the Downward Purchase Price Adjustment, if any, does not exceed the Adjustment Escrow Amount, within three (3) Business Days of the date in which the Final Municipal Bond Purchase Price is determined pursuant to this Section 3.4, the parties hereto shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to (x) Buyer in immediately available funds from the Adjustment Escrow Account an amount equal to the Downward Purchase Price Adjustment (plus interest accrued thereon under the Escrow Agreement) and (y) Seller the amount remaining in the Adjustment Escrow Account after such distribution to Buyer.

(iii)
In the event of an Upward Purchase Price Adjustment, if any, within three (3) Business Days of the date in which the Final Municipal Bond Purchase Price is determined pursuant to this Section 3.4, the parties hereto shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to Seller in immediately available funds from the Adjustment Escrow Account the Adjustment Escrow Amount and Buyer shall pay to Seller in immediately available funds an amount equal to (x) the Upward Purchase Price Adjustment minus (y) the Adjustment Escrow Amount.

(iv)
In the event there is neither a Downward Purchase Price Adjustment nor Upward Purchase Price Adjustment, within three (3) Business Days of the date in which the Final Municipal Bond Purchase Price is determined pursuant to this Section 3.4, the parties hereto shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to Seller in immediately available funds from the Adjustment Escrow Account the Adjustment Escrow Amount.

(g)
Seller and Buyer shall each make available to the other and, if applicable, to the Independent Expert, such information as may be in their possession or reasonably available to them that may be relevant to any matter contemplated by this Section 3.4.  The fees and expenses of the Escrow Agent, JJ Kenny and Interactive Data (and any substitute therefor as agreed to by the parties) shall be paid 50% by Buyer and 50% by Seller.  The fees and expenses of the Independent Expert shall be paid by the party requesting appointment of the Independent Expert.

3.5.         Allocation of Purchase Price.

(a)
Within 15 days after the determination of the Final Municipal Bond Purchase Price, or 60 days after the Closing, whichever is earlier, Parent and Seller shall deliver to Buyer a schedule (the “Allocation Schedule”) allocating the Purchase Price (and any other items treated as consideration for United States federal income Tax purposes paid to Parent and Seller including the Assumed Liabilities) among the Purchased Assets and the covenants of Parent and Seller set forth in this Agreement, including Section 8.1, Section 8.2 and Section 8.6.  The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the regulations thereunder and any applicable provision of state, local or foreign law.  Such allocation shall be deemed final unless Buyer has notified Parent and Seller in writing of any disagreement with the Allocation Schedule within 20 Business Days after submission thereof by Parent and Seller.  In the event of such disagreement, the parties hereto shall use reasonable efforts to reach agreement on a reasonable allocation of consideration among the Purchased Assets.  In the event that the parties hereto do not agree to a Purchase Price allocation in accordance with this Section 3.5, the parties hereto shall submit their dispute, in writing, to the Independent Accounting Firm, the cost of which shall be shared equally by Buyer and Seller.  The Independent Accounting Firm shall make a determination as to each disputed item which shall be binding upon the parties.  Each of the parties hereto agrees to file Internal Revenue Service Form 8594, and all United States federal, state, local and non-U.S. Tax Returns, in accordance with the Allocation Schedule as finally determined by the parties or the Independent Accounting Firm, as the case may be.  Each of the parties hereto agrees to provide the other promptly upon written request with any other information required to complete Internal Revenue Service Form 8594.  The parties shall together revise such allocation to properly reflect any payments after the Closing (including any indemnity payment under Article XI).

(b)
Parent and Seller (and each of their Affiliates) and Buyer (and its Affiliates) agree to file all Tax Returns consistent with the allocation described in this Section 3.5 and to use their commercially reasonable efforts to sustain such allocation in any subsequent Tax audit or related administrative proceeding.

ARTICLE IV

CLOSING

4.1.
Closing Date.  The Closing shall be consummated at 11:00 A.M., New York time, on the third Business Day following satisfaction or waiver of all the conditions set forth in Articles IX and X, at the offices of Sidley Austin LLP, or at such other place or at such other date and time as shall be agreed upon by Buyer and Seller.  The Closing shall be deemed to have become effective as of 12:01 A.M., New York time, on the date on which the Closing is actually held, and such time and date are sometimes referred to herein as the “Closing Date.”  Notwithstanding the foregoing, the Closing Date may be delayed for the time period (up to 90 days) following the election of Seller to terminate any Excluded Remarketing Agreement in accordance with Section 2.6 in order to permit the termination notice period applicable to such Excluded Remarketing Agreement to be satisfied.

4.2.          Payment on the Closing Date.  Subject to fulfillment or waiver of the conditions set forth in Article IX, at Closing Buyer shall:

(a)	pay to Seller by wire transfer of immediately available funds in U.S. Dollars to a bank account specified by Seller:

(i)	an amount equal to the Estimated Settled Municipal Bond Purchase Price minus the Adjustment Escrow Amount and;

(ii)	$12,000,000, plus the amounts payable by Buyer pursuant to Sections 7.10, 7.11 and 7.12, minus any reduction for non-transferring Employees pursuant to Section 9.7; and

(b)
pay to the Escrow Agent by wire transfer of immediately available funds in U.S. Dollars to a bank account specified by the Escrow Agent the Adjustment Escrow Amount to be held in the Adjustment Escrow Account; and

(c)
pay to the Escrow Agent by wire transfer of immediately available funds in U.S. Dollars to a bank account specified by the Escrow Agent the Estimated Unsettled Municipal Bond Purchase Price to be held in the Settlement Escrow Account.

Seller shall notify Buyer of Seller’s wire transfer account information in writing at least two (2) Business Days prior to the Closing.

4.3.	Buyer’s Additional Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article IX, at Closing Buyer shall deliver to Seller all the following:

(a)
a certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to (i) no amendments to the constituent documents of Buyer since a specified date; (ii) the constituent documents of Buyer; (iii) the resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of the officers of Buyer executing this Agreement and any Buyer Ancillary Agreement;

(b)	the certificate of Buyer contemplated by Section 10.1, duly executed by an authorized officer of Buyer;

(c)	the Instrument of Assumption duly executed by Buyer;

(d)	the Transition Services Agreement, duly executed by Buyer; and

(e)	the Escrow Agreement, duly executed by Buyer.

4.4.	Seller’s Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article X, at Closing Parent and Seller shall deliver to Buyer all the following:

(a)	certificates of good standing of Parent and Seller issued as of a recent date by the Secretary of State of the State of New York;

(b)
certificates of the secretary or an assistant secretary of Parent and Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the Certificate of Incorporation of Seller or Parent since a specified date; (ii) the by-laws of Seller and Parent; (iii) the resolutions of the Board of Directors of Seller and Parent authorizing the execution, delivery and performance of this Agreement and the Seller Ancillary Agreements and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of the officers of Seller and Parent executing this Agreement and any Seller Ancillary Agreement;

(c)	the certificates of Seller and Parent contemplated by Section 2.5 and Section 9.1, duly executed by an authorized officer of Seller and Parent;

(d)	the Instrument of Assignment duly executed by Parent and Seller;

(e)	the Transition Services Agreement, duly executed by Seller;

(f)	the Escrow Agreement, duly executed by Parent and Seller;

(g)	an opinion of counsel to Parent and Seller reasonably acceptable to Buyer, substantially in the form provided to Buyer as of the date hereof;

(h)
on a confidential basis, a copy of the opinion of Freeman & Co. LLC, Parent’s financial advisor, to the Board of Directors of Parent, to the effect that as of the date of this Agreement, the Purchase Price for the Purchased Assets is fair to Parent’s shareholders from a financial point of view, it being understood and agreed that a copy of such opinion shall be delivered solely for informational purposes, without recourse against Parent, Seller or Freeman & Co. LLC and without any reliance thereon by Buyer;

(i) (j)
certificates of title or origin (or like documents) with respect to any vehicles or other equipment included in the Purchased Assets for which a certificate of title or origin is required in order to transfer title;

all consents, waivers or approvals obtained by Seller or Parent with respect to the Purchased Assets or the consummation of the transactions contemplated by this Agreement;

(k)
an assignment, in recordable form, with respect to each of the leases of Leased Real Property included in the Purchased Assets pursuant to Section 7.8, duly executed by Parent or Seller, as applicable, and in form and substance reasonably satisfactory to Buyer;

(l)	an executed certificate of non-foreign status of Parent and Seller complying with the provisions of United States Treasury Regulation Section 1.1445-2(b);

(m)
assignments, in recordable form, with respect to each of the registered Copyrights, issued Patent Rights, registered Trademarks and pending applications for the registration or issuance of any Copyrights, Patent Rights and Trademarks included in the Purchased Assets, duly executed by Seller and in form and substance reasonably satisfactory to Buyer;

(n)	a certificate of insurance with respect to Parent’s employment practices liability insurance policy then in effect; and

(o)
such other bills of sale, assignments and other instruments of transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer.

In addition to the above deliveries, Seller shall take all commercially reasonable steps and actions on or after the Closing Date as Buyer may reasonably request or as may otherwise be necessary to put Buyer in actual possession or control of the Purchased Assets.  Notwithstanding anything to the contrary contained herein, to the extent any Purchased Assets (excluding books and records) are located at an office of Seller the lease for which is not included in the Purchased Assets or otherwise used or sublet by Buyer pursuant to Section 7.8, Buyer shall be responsible for all costs in connection with taking actual possession of such Purchased Assets.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Parent and Seller, jointly and severally, represent and warrant to Buyer and agree as follows:

5.1.          Organization of Parent and Seller.

(a)
Each of Parent and Seller is a corporation duly organized and validly existing under the laws of the State of New York and in good standing in all jurisdictions in which its failure to qualify or be in good standing would have a Material Adverse Effect.  Each of Parent and Seller has full power and authority to own or lease and to operate and use the Purchased Assets and to carry on the Business as now conducted.

(b)
True and complete copies of the certificates of incorporation and all amendments thereto and of the by-laws, as amended to date, of each of Parent and Seller, if not publicly available, have been made available to Buyer.

(c)	No equity or other ownership interests in any Person are included in the Purchased Assets.

5.2.          Authority of Parent and Seller.

(a)	Each of Parent and Seller has full power and authority to execute, deliver and perform this Agreement and all of the Seller Ancillary Agreements to which it is a party.

The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by each of Parent and Seller have been duly authorized and approved by Parent’s and Seller’s board of directors, as applicable, and do not require any further authorization or consent of Seller, Parent or Parent’s shareholders (except with respect to the approval of Parent’s shareholders for the actions set forth in Section 8.2).  This Agreement has been duly authorized, executed and delivered by each of Parent and Seller and is the legal, valid and binding obligation of each of Parent and Seller enforceable in accordance with its terms, and each of the Seller Ancillary Agreements to which it is a party has been duly authorized by each of Parent and Seller and upon execution and delivery will be a legal, valid and binding obligation of each of Parent and Seller enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor’s rights and to general equity principles.

(b)
Except as set forth in Disclosure Letter Schedule 5.2, neither the execution and delivery of this Agreement or any of the Seller Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i)
conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets, under (A) the charter or by-laws of Parent or Seller, (B) any Assumed Contract, (C) any other material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Parent or Seller is a party, (D) any Court Order to which Parent or Seller is a party or any of the Purchased Assets is subject or by which Parent or Seller is bound, or (E) any Requirements of Laws affecting Parent or Seller, the Purchased Assets or the Business, except, in the case of clauses (B), (C) or (E), the effect of which would not be reasonably expected to have a Material Adverse Effect; or

(ii)
require the approval, consent, authorization or act of, or the making by Parent or Seller of any declaration, filing or registration with, any Person, except pursuant to the applicable provisions of United States federal and state laws relating to the regulation of broker-dealers and the rules and regulations of the SEC, applicable state securities commissions, and the securities exchanges, boards of trade or other industry self-regulatory organizations of which Seller or Parent is a member, as set forth in Disclosure Letter Schedule 5.2.

5.3.
Financial Statements.  Disclosure Letter Schedule 5.3 contains the unaudited pro forma balance sheet data of the Division reflected in Parent’s consolidated balance sheet as of December 31, 2006, December 31, 2005 and December 31, 2004, and the related statements of income for each of the 12 months then ended.  Except as set forth therein or in the notes thereto, such balance sheet data and statements of income have been prepared in conformity with GAAP consistently applied, and such balance sheet data and related statements of income present fairly in all material respects the financial position and results of operations of the Division as of their respective dates and for the respective periods covered thereby.

5.4.        Absence of Certain Changes or Events.

(a)	Since December 31, 2006, there has been:

(i)	no Material Adverse Effect, and no fact or condition exists or is contemplated or threatened which might reasonably be expected to cause a Material Adverse Effect in the future; and
(ii)
no material damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting any of the Purchased Assets, other than in the ordinary course of business or due to normal wear and tear.

(b)
Since December 31, 2006, Seller has conducted the Business only in the ordinary course and in conformity with past practice.  Without limiting the generality of the foregoing, since December 31, 2006, Seller has not, in respect of the Business:

(i)	incurred any material adverse change in its securities clearing, payment and settlement activities; or

(ii)	prepared or filed any material Tax Return inconsistent with past practice.

5.5.     [Reserved].

5.6.     Taxes.  Except as set forth in Disclosure Letter Schedule 5.6, to the Knowledge of Seller,

(a)
Parent or Seller has, in respect of the Division and the Purchased Assets, filed all material Tax Returns and has paid (or withheld and remitted to the appropriate Governmental Body) all Taxes which are due and payable as shown on such filed Tax Returns;

(b)	all such Tax Returns are complete and accurate in all material respects;

(c)	there is no material action, suit, investigation, audit, claim or assessment pending with respect to Taxes that relate to the Division or the Purchased Assets; and

(d)
no extension or waiver of any statute of limitations for the assessment or collection of any material Taxes has been granted by any taxing authority in respect of material Taxes that relate to the Division or the Purchased Assets and which extension or waiver is still in effect.

5.7.
Assets Necessary to Carry on the Business.  Except as set forth in Disclosure Letter Schedule 5.7, the Purchased Assets constitute all the assets necessary to carry on the Business as currently conducted (including all books, records, computers and computer programs and data processing systems) and are in good condition (subject to normal wear and tear) and serviceable condition.

5.8.     Governmental Permits; Compliance with Laws.

(a)	Parent or Seller owns, holds or possesses all licenses, franchises, permits, privileges, approvals and other authorizations from a Governmental Body which are necessary to entitle it to own or lease, operate and use the Purchased Assets and to carry on and conduct the Business substantially as currently conducted collectively, the “Governmental Permits”), except for such Governmental Permits as to which the failure to so own, hold or possess would not have a Material Adverse Effect. None of the Governmental Permits are transferable from Parent or Seller to Buyer.

(b)
(i) Each of Parent or Seller has fulfilled and performed in all material respects its obligations under each of the Governmental Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would be reasonably likely to constitute a breach or default under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit, or which might adversely affect the rights of Seller under any such Governmental Permit; (ii) no notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by Parent or Seller, or to the Knowledge of Seller, is known to Seller; and (iii) each of the Governmental Permits is valid, subsisting and in full force and effect.

(c)
To the Knowledge of Seller, Seller has timely filed all material registrations, declarations, reports, notices, forms and other filings required to be filed by it with the SEC, NASD, NYSE or any other Governmental Body, and all amendments or supplements to any of the foregoing.

(d)
Seller has made available to Buyer a copy of the currently effective Form BD as filed by Seller with the SEC.  Except as set forth in Disclosure Letter Schedule 5.8(D), the information contained in such form was complete and accurate in all material respects as of the time of filing thereof and, to the Knowledge of Seller, remains complete and accurate in all material respects as of the date hereof.

(e)
Except with respect to employees in training or employees who have been employed by the Division for fewer than 90 days, to the Knowledge of Seller, all of the Employees who are required to be licensed or registered to conduct the Business are duly licensed or registered in each state and with each Governmental Body in which or with which such licensing or registration is so required.

(f)
Except as disclosed on Form BD or any Form U4 filed prior to the date of this Agreement, copies of which have been made available to Buyer, neither Seller with respect to the Division nor, to the Knowledge of Seller, any of its Employees or “associated persons” (as defined in the Exchange Act) of the Division has been the subject of any disciplinary proceedings or orders of any Governmental Body arising under applicable laws which would be required to be disclosed on Form BD or Form U4.  No such disciplinary proceeding or order is pending or, to the Knowledge of Seller, threatened.  Except as disclosed on a Form BD or any Form U4 filed prior to the date of this Agreement, neither Seller nor, to the Knowledge of Seller, any of its Employees or associated persons of the Division has been permanently enjoined by the order of any Governmental Body from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security.  Except as disclosed on Form BD or any Form U4 filed prior to the date of this Agreement, neither Seller nor, to the Knowledge of Seller, any of its Employees or associated persons of the Division is or has been ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act (including being subject to any “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act).

(g)	As of the date of this Agreement, Seller is, and at all times until Closing Seller shall be, in compliance with Rules 15c3-1 and 15c3-3 under the Exchange Act and NASD Rule 3130, and as of the date of this Agreement, Seller has sufficient net capital such that it is not be required to effect an early warning notification pursuant to Rule 17a-11 under the Exchange Act. As of the Closing, the haircut applicable to any Municipal Bond sold to Buyer at Closing shall not exceed that applicable to such Municipal Bond under Rule 15c3-1(c)(2) under the Exchange Act.

(h)
To the Knowledge of Seller, the information provided by Seller to the Central Registration Depository with respect to the employees of the Division (including any Form BD or Form U4) is true, accurate and complete in all material respects.

5.9.     Real Property.

(a)	Neither Parent nor Seller owns any real property that is used in or relates to the Business and does not hold any option to acquire any real property for use with respect to the Business.

(b)
Disclosure Letter Schedule 5.9(B) sets forth a list of each lease or similar agreement (showing the parties thereto and the location of the real property covered by such lease or other agreement) for each Leased Real Property.  Except as would not reasonably be expected to have a Material Adverse Effect and except as set forth in such Schedule, Parent or Seller, as applicable, has the right to quiet enjoyment of all the Leased Real Property for the full term of the lease, sublease or similar agreement (and  any renewal option related thereto) relating thereto, and the leasehold or other interest of Parent or Seller in the Leased Real Property, as applicable, is not subject or subordinate to any Encumbrance except for Permitted Encumbrances.  Complete and correct copies of any leases in Parent’s or Seller’s possession with respect to each parcel of Leased Real Property have heretofore been made available by Seller to Buyer.  To the Knowledge of Seller, there is no material violation of a condition or agreement contained in any covenant, easement or any similar agreement affecting the Leased Real Property.

(c)
Neither the whole nor any part of the Leased Real Property is subject to any pending suit for condemnation or other taking by any Governmental Body, and, to the Knowledge of Seller, no such condemnation or other taking is threatened or contemplated.

5.10.
Personal Property.  Disclosure Letter Schedule 5.10(A) contains a list of all machinery, equipment, vehicles, furniture and other tangible personal property owned by Parent or Seller or leased by Parent under the Master Equipment Lease and included in the Purchased Assets.

   5.11.   Intellectual Property; Software.

(a)
Disclosure Letter Schedule 5.11(A) contains a list (showing in each case the registered or other owner, registration or application date and registration or application number, if any) of all (i) Copyrights (excluding books and records), (ii) Patent Rights and (iii) registered and unregistered Trademarks (including all assumed or fictitious names under which Seller is conducting the Business or has within the previous five years conducted the Business) owned and used by Seller in connection with the conduct of the Business and included in the Purchased Assets.

(b)
Disclosure Letter Schedule 5.11(B) contains a list (showing in each case any owner, licensor or licensee) of all Software owned by, licensed to or used by Seller in the conduct of the Business and included in the Purchased Assets.

(c)
Disclosure Letter Schedule 5.11(C) contains a list of all material Contracts under which Seller is licensor or licensee and is included in the Purchased Assets that relate to:  (i) any Copyrights, Patent Rights or Trademarks;   (ii) any Trade Secrets used by Seller in connection with the conduct of the Business; and (iii) any Software required to be identified in Disclosure Letter Schedule 5.11(B).

(d)
Seller either (i) owns the entire right, title and interest in and to the Intellectual Property and Software included in the Purchased Assets, free and clear of any Encumbrance (other than Permitted Encumbrances) or (ii) has the right to use the same.

(e)
To the Knowledge of Seller:  (i) all registrations for Copyrights, Patent Rights and Trademarks required to be identified in Disclosure Letter Schedule 5.11(A) are valid and in force, and all applications to register any unregistered Copyrights, Patent Rights and Trademarks so identified are pending and in good standing, all without challenge of any kind; (ii) the material Intellectual Property (other than Trade Secrets) owned by Seller and included in the Purchased Assets has not been cancelled or abandoned and is valid and enforceable; (iii) Seller has the sole and exclusive right to bring actions for infringement, misappropriation, dilution, violation or unauthorized use of the Intellectual Property and Software owned by Seller and included in the Purchased Assets; (iv) Seller has taken all actions commercially reasonable to protect the Intellectual Property owned by Seller and included in the Purchased Assets; and (v) Seller is not in material breach of any Contract relating to the Intellectual Property used by Seller and included in the Purchased Assets.

(f)
To the Knowledge of Seller:  (i) no infringement, misappropriation, violation or dilution of any Intellectual Property, or any rights of publicity or privacy relating to the use of names, likenesses, voices, signatures or biographical information, of any other Person has occurred or results in any way from the operations of the Business as conducted on the date hereof by Seller; (ii) no material written claim of any infringement, misappropriation, violation or dilution of any Intellectual Property or any such rights of any other Person has been made or asserted in respect of the operations of the Business by Seller; (iii) no written claim of invalidity of any Intellectual Property currently owned by Seller and included in the Purchased Assets as used in the conduct of the Business has been made by any other Person in the three (3) years preceding the date hereof; and (iv) no proceedings are pending or, to the Knowledge of Seller, threatened that challenge the validity, ownership or use of any Intellectual Property owned by Seller and included in the Purchased Assets as used in the conduct of the Business.

(g)
Except as disclosed in Disclosure Letter Schedule 5.2:  (i) the Software included in the Purchased Assets is not subject to any transfer, assignment or change of control; (ii) Seller has used commercially reasonable efforts to maintain and protect the Software included in the Purchased Assets that it owns (the “Owned Software”) (including all source code and system specifications); (iii) Seller has complete and exclusive right, title and interest in and to the Owned Software; (iv) any Owned Software includes the source code and documentation reasonably necessary to use and maintain it as it operates on the date hereof; (v) the Owned Software substantially operates in accordance with and substantially conforms to any specifications, manuals, guides, descriptions and other similar documentation, in written or electronic form, made available by Seller to customers, end-users and resellers; (vi) the Owned Software is not licensed pursuant to a so-called “open source” license and does not incorporate and is not based on any Software that is licensed pursuant to a so-called “open source” license; (vii) the Owned Software complies with all applicable Requirements of Laws relating to the export or re-export of the same; and (viii) the Owned Software may be exported or re-exported to all countries without the necessity of any license, other than to those countries specified as prohibited destinations pursuant to applicable regulations of the U.S. Department of Commerce and/or the United States State Department.

(h)
Except as disclosed in Disclosure Letter Schedule 5.11(H), all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any Intellectual Property or Software included in the Purchased Assets either:  (i) created such materials in the scope of his or her employment; (ii) is a party to a “work-for-hire” agreement with Seller under which Seller is deemed to be the original owner/author of all right, title and interest therein; or (iii) has executed an assignment in favor of Seller (or such predecessor in interest, as applicable) of all right, title and interest in such material.

5.12.  Title to Property.

(a) (b)
Parent and Seller have good and marketable title to, or a valid leasehold interest in, all of the Purchased Assets (other than Intellectual Property), and, subject to any consents set forth in Disclosure Letter Schedule 5.2, the power to transfer and assign to Buyer the Purchased Assets, free and clear of all Encumbrances, except for Permitted Encumbrances and except as set forth in Disclosure Letter Schedule 5.12.

Subject to the settlement of trades, Seller shall have good and marketable title to any Purchased Municipal Bond sold to Buyer at Closing, as well as the power to transfer any such Purchased Municipal Bond to Buyer, free and clear of all Encumbrances.

5.13.   Employees and Related Agreements; ERISA.

(a)
Disclosure Letter Schedule 5.13(A) sets forth a list of each material retirement, savings, thrift, deferred compensation, severance, stock ownership, stock purchase, stock option, performance, bonus, incentive, vacation or holiday pay, hospitalization or other medical, disability, life or other insurance, or other welfare, retiree welfare or benefit plan, policy, trust, understanding or arrangement of any kind, whether written or oral, whether or not subject to ERISA, to which Parent or Seller, with respect to the Business, is a party or by which it is bound or pursuant to which it may be required to make any payment at any time, other than plans of the type described in Section 5.13(d) and those plans or arrangements for which Parent or Seller no longer has any obligation (“Seller’s Plans”).

(b)
Disclosure Letter Schedule 5.13(B) sets forth a list of each (i) employee collective bargaining agreement and (ii) material agreement, promissory note, commitment, understanding, plan, policy or arrangement of any kind, whether written or oral, with or for the benefit of any Employee (including each employment, compensation, deferred compensation, severance, supplemental pension, life insurance, termination or consulting agreement or arrangement and any agreements or arrangements associated with a change in control), to which Parent or Seller, with respect to the Business, is a party or by which it is bound or pursuant to which it may be required to make any payment at any time, other than Seller’s Plans and those agreements for which Parent or Seller no longer has any obligation (“Seller’s Compensation Commitments”).

(c)
Seller has made available to Buyer correct and complete copies of all written Seller’s Plans and Seller’s Compensation Commitments and of all related material insurance and annuity policies and contracts and other documents with respect to each Seller’s Plan and Seller’s Compensation Commitment.  To the Knowledge of Seller, Disclosure Letter Schedules 5.13(A) and 5.13(B) contain a description of all material oral Seller’s Plans and Seller’s Compensation Commitments.

(d)	To the Knowledge of Seller, Seller has never been required to contribute to any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) with respect to the Business.

(e)
Except as set forth in Disclosure Letter Schedule 5.13(E), each Seller’s Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS that such Plan is so qualified under the Code; and to the Knowledge of Seller no circumstance exists which might cause such Plan to cease being so qualified.

(f)	Each Seller’s Plan materially complies, and has been administered to comply, with all Requirements of Law, and there has been no notice issued by any Governmental Body questioning or challenging such compliance, and there are no material actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of Seller, threatened involving any such Plan or the assets of any such Plan.

(g)
Seller has no material obligations under any of Seller’s Plans, Seller’s Compensation Commitments or otherwise to provide health or death benefits to Employees, except as specifically required by the continuation requirements of Part 6 of Title I of ERISA.

(h)
Seller, with respect to the Business, has no material liability of any kind whatsoever, whether direct, indirect, contingent or otherwise, on account of (i) any violation of the health care requirements of Part 6 of Title I of ERISA or Section 4980B of the Code, (ii) under Section 502(i) or Section 502(l) of ERISA or Section 4975 of the Code, (iii) under Section 302 of ERISA or Section 412 of the Code or (iv) under Title IV of ERISA.

(i)
Disclosure Letter Schedule 5.13(I) contains:  (i) a list of all Employees; (ii) the then current annual compensation of, and a description of the fringe benefits (other than those generally available to Employees) provided by Seller to any Employees; and (iii) a list of any increase, effective after December 31, 2006, in the rate of compensation of any Employees.

(j)
Following the Closing Date, pursuant to any agreement or arrangement entered into by Seller or any Affiliate thereof on or prior to the Closing Date, Buyer will not be obligated to make a payment to an individual that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation or personal services performed or to be performed in the future.

5.14.
Employee Relations.  Seller has materially complied in respect of the Business with all applicable Requirements of Laws relating to prices, wages, hours, family, medical or disability leave, discrimination in employment and collective bargaining and to the operation of the Business and is not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing.  Seller is not a party to, and Seller with respect to the Business is not affected by or threatened with, any material dispute or controversy with a union or with respect to unionization or collective bargaining involving Employees.  To the Knowledge of Seller, there have been no union organizing or election activities involving any non-union employees of the Division which have occurred since January 1, 2005 or are threatened as of the date hereof.

5.15.
Status of Assumed Contracts.  Each of the Assumed Contracts constitutes a valid and binding obligation of Seller and, to the Knowledge of Seller, the other parties thereto enforceable in accordance with its terms and is in full force and effect and (except as set forth in Disclosure Letter Schedule 5.2 and except for those Assumed Contracts which by their terms will expire prior to the Closing Date or are otherwise terminated prior to the Closing Date in accordance with the provisions hereof) subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor’s rights and to general equity principles (i) may be transferred to Buyer pursuant to this Agreement and the ancillary agreements contemplated herein and (ii) will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party.  Seller has fulfilled and performed its material obligations under each of the Assumed Contracts, and Seller is not in breach or default under, nor is there or, to the Knowledge of Seller, is there alleged to be any basis for termination of, any of the Assumed Contracts and, to the Knowledge of Seller, no other party to any of the Assumed Contracts has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a material default or breach by Seller or, to the Knowledge of Seller, by any such other party.  Seller is not currently renegotiating any of the Assumed Contracts or paying liquidated damages in lieu of performance thereunder.  Complete and correct copies of each of the Assumed Contracts have heretofore been made available to Buyer by Seller.

5.16.   No Violation or Litigation; Municipal Bonds.  Except as set forth in Disclosure Letter Schedule 5.16:

(a)	neither Parent nor Seller, with respect to the Business, nor the Purchased Assets are subject to any Court Order;

(b)	the Purchased Assets and their uses comply in all material respects with all applicable Requirements of Laws;

(c)	Parent and Seller have complied in all material respects with all Requirements of Laws which are applicable to the Purchased Assets or the Business;

(d)
there are no lawsuits, claims, suits, complaints, proceedings or investigations pending or, to the Knowledge of Seller, threatened against or affecting Parent or Seller or the Employees in respect of the Purchased Assets or the Business, and to the Knowledge of Seller there are no lawsuits, suits, complaints or proceedings pending in which Seller or its current or former employees is the plaintiff or claimant and which relate to the Purchased Assets or the Business, which if adversely determined would be reasonably expected to have a Material Adverse Effect;

(e)
except as would not be reasonably expected to have a Material Adverse Effect, there is no action, suit, investigation, audit, claim or assessment pending or, to the Knowledge of Seller, proposed or threatened against Seller with respect to municipal bond transactions or municipal bond-related derivative or investment transactions in which Seller has acted as underwriter, remarketing agent or financial adviser, and to the Knowledge of Seller, no issuer of municipal bonds orrelated derivatives for which Seller has acted as underwriter, remarketing agent or financial adviser is subject to any action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to the tax-exempt status of such municipal bonds or derivatives, except as would not be reasonably expected to have a Material Adverse Effect; and

(f)
as of the Closing Date, none of the Persons set forth in Disclosure Letter Schedule 5.16(F) shall have any actual knowledge without due inquiry (i) of any action or threatened action by the IRS that would prejudice the tax-exempt nature of interest on such Municipal Bonds or (ii) that any such Municipal Bond shall be in default as to principal or interest, except as would not be reasonably expected to result in a Material Adverse Effect.

5.17.   Environmental Matters.  Except as would not be reasonably expected to have a Material Adverse Effect:

(a)	the operations of the Business comply with all applicable environmental laws;

(b)
neither Parent nor Seller are, with respect to the Business, subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any environmental law; and

(c)
neither Parent nor Seller with respect to the Business has received any notice or claim to the effect that it is or may be liable to any Person as a result of the release or threatened release of any contaminant, pollutant or hazardous or toxic materials.

5.18.   Not a Sale of All or Substantially All of the Assets.  The Purchased Assets do not constitute all or substantially all of the assets of Parent.

5.19.   No Finder.  Neither Seller or Parent nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement other than to Freeman & Co. LLC, whose fees and expenses, to the extent payable, shall be paid by Seller or Parent.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Parent and Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Parent and Seller and agrees as follows:

6.1.     Organization of Buyer.  Buyer is a public limited company duly organized, validly existing and in good standing under the laws of the Republic of Ireland and has full power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

6.2.     Authority of Buyer.

(a)
Buyer has full power and authority to execute, deliver and perform this Agreement and all of the Buyer Ancillary Agreements.  The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by Buyer’s board of directors and do not require any further authorization or consent of Buyer or its stockholders.  This Agreement has been duly authorized, executed and delivered by Buyer and is the legal, valid and binding agreement of Buyer enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will be a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor’s rights and to general equity principles.

(b)
Except as set forth in the Buyer Disclosure Letter Schedule 6.2, neither the execution and delivery of this Agreement or any of the Buyer Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i)
conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (A) the organizational documents of Buyer, (B) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Buyer is a party or any of its properties is subject or by which Buyer is bound, (C) any Court Order to which Buyer is a party or by which it is bound or (D) any Requirements of Laws affecting Buyer; or

(ii)	require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Person.

6.3.
No Finder.  Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

6.4.	Sufficiency of Funds. At the Closing, Buyer will have available funds in an amount sufficient to permit it to pay the Purchase Price and related fees and expenses required to be paid by Buyer.

6.5.	Litigation. There is no action pending or, to the knowledge of Buyer, threatened against Buyer seeking to enjoin or restrain any of the transactions contemplated by this Agreement.

ARTICLE VII

ACTION PRIOR TO THE CLOSING DATE

The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

7.1.
Investigation by Buyer.  Seller shall afford the officers, employees and authorized representatives of Buyer (including independent public accountants and attorneys) reasonable access during normal business hours to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of the Division and shall furnish to Buyer or its authorized representatives such additional information concerning the Purchased Assets, the Business and the operations of the Division as shall be reasonably requested by Buyer.  With respect to the Municipal Bonds, Seller shall provide access to information and employees of Seller as reasonably requested by Buyer in order to evaluate whether the Municipal Bonds to be delivered at Closing satisfy Buyer’s Credit Requirements.  For illustrative purposes only, Buyer Disclosure Letter Schedule 7.1 sets forth the Municipal Bonds held by Seller as of March 1, 2007 that would not currently satisfy Buyer’s Credit Requirements.  Buyer agrees that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Division.  No investigation made by Buyer or its representatives hereunder shall affect the representations and warranties of Parent and Seller hereunder.  All information provided pursuant to this Section 7.1 shall be deemed to be Evaluation Material and subject to the Confidentiality Agreement.

7.2.       Preserve Accuracy of Representations and Warranties; Notification of Certain Matters.

(a)
Each party hereto shall refrain from taking any action which would render any representation or warranty contained in Article V or VI inaccurate as of the Closing Date.  Each party shall promptly notify the other of (i) the occurrence, or the non-occurrence, of any event which is likely to cause any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied, and (ii) any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

(b)
During the period prior to the Closing Date, Seller will notify Buyer of (i) the occurrence of any Material Adverse Effect, (ii) any lawsuit, claim, proceeding or investigation that is threatened, brought, asserted or commenced against Seller which would have been listed in Disclosure Letter Schedule 5.16 if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof, (iii) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement, and (iv) to the Knowledge of Seller, any material default under any Assumed Contract or event which, with notice or lapse of time or both, would become such a material default on or prior to the Closing Date.

7.3.	Consents of Third Parties; Governmental Approvals.

(a)
Prior to the Closing Date, Parent and Seller shall use commercially reasonable efforts to obtain the consent, approval or waiver of any Person that is necessary to permit Parent or Seller, as applicable, to assign and transfer all of the Purchased Assets to Buyer free and clear of Encumbrances (except for Permitted Encumbrances), and to perform its obligations under, and conclude the transactions contemplated by, this Agreement; provided that neither Parent nor Seller shall have any obligation to offer or pay any consideration in order to obtain any such consents or approvals.  During the period prior to the Closing Date, Buyer shall act diligently and reasonably to cooperate with Parent and Seller in attempting to obtain the consents, approvals and waivers contemplated by this Section 7.3(a)

(b)
During the period prior to the Closing Date, the parties hereto shall use commercially reasonable efforts (or in the case of satisfaction by Buyer of Section 9.4, reasonable best efforts), and shall cooperate with each other, in attempting to obtain any consents and approvals of any Governmental Body required to permit the consummation of the transactions contemplated by this Agreement or to otherwise satisfy the conditions set forth in Sections 9.3, 9.4, 9.5, 10.4 and 10.5; provided that (i) Parent and Seller shall not make any agreement or understanding affecting the Purchased Assets as a condition for obtaining any such consents or approvals except with the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed, (ii) no party hereto shall have any obligation to offer or pay any consideration to any Person in order to obtain any such Governmental Body consents or approvals (other than the fees payable by Buyer or its Affiliate to any Governmental Body with respect to any applications or registrations filed with respect to the approvals required under Section 9.4 or fees payable by Parent to the NYSE with respect to the approvals required under Section 10.4), and (iii) neither Buyer nor Parent shall have any obligation to undertake any action that would reasonably be expected to have a material adverse impact on the operations or condition (financial or otherwise) of Buyer or Parent, respectively, or its respective Affiliates.  In addition to the foregoing,  Buyer and Parent shall advise each other as to material developments with respect to the status of receipt of approvals as contemplated by this Section 7.3 and Sections 9.4 and 10.4 hereto.

                (c)            Notwithstanding anything herein to the contrary, neither Seller nor Buyer shall be obligated to contest any final action or decision taken by any Governmental Body challenging the consummation of the transactions contemplated by this Agreement.

7.4.     Operations Prior to the Closing Date.

(a)
From the date of this Agreement until the Closing, Seller shall operate and carry on the Business only in the ordinary course and substantially as presently operated.  Except as otherwise contemplated herein or as set forth in Disclosure Letter Schedule 7.4, Parent and Seller shall use commercially reasonable efforts to keep and maintain the Purchased Assets in good operating condition and repair and to maintain the business organization of the Division intact and to preserve the goodwill of the suppliers, contractors, licensors, Employees, customers, distributors and others having business relations with the Division.  In connection therewith, Seller shall not, with respect to any Employee of the Division, without the consent of Buyer (not to be unreasonably withheld), (i) transfer such Employee to another business unit of Seller, (ii) terminate any Employee other than clerical or administrative personnel or for cause as determined in good faith by Seller in the ordinary course of business consistent with past practice or (iii) otherwise attempt to persuade any such Employee to terminate his or her relationship with Seller or not to commence employment with Buyer after the Closing.

(b)
Notwithstanding Section 7.4(a), except as expressly contemplated by this Agreement, as set forth in Disclosure Letter Schedule 7.4, or as otherwise consented to by Buyer in writing, Parent and Seller shall not, in respect of the Business:

(i)
make any material change in the Business or the operations of the Division, or change any of its brokerage policies or practices in any material respect, except as required by applicable law or by policies imposed by a Governmental Body;

(ii)	make any capital expenditure with respect to the Division or enter into any Contract therefor in excess of $100,000 outside the ordinary course of business consistent with past practice;

(iii)
sell, lease (as lessor), transfer or otherwise dispose of (including any transfers from the Division to Seller or any of its Affiliates), or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the Purchased Assets, except in the ordinary course of the Business consistent with past practice and for inventory and personal property sold or otherwise disposed of for fair value in the ordinary course of the Business consistent with past practice and except for Permitted Encumbrances;

(iv)	incur any material adverse change in its securities clearing, payment and settlement activities;

(v)
maintain Tentative Net Capital of Seller (on a company wide basis) of less than $18,000,000; provided, that for a period not less than five (5) consecutive Business Days Seller’s Tentative Net Capital may be less than $18,000,000 but not less than $15,000,000;

(vi)
solely with respect to the Division, maintain access to regulatory haircut capital (through Seller) of less than $10,500,000; provided, that for a period not less than three (3) consecutive Business Days Seller’s access to haircut capital may be less than $10,500,000 but not less than $6,500,000;

(vii)
institute any increase in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan with respect to Employees other than changes made in accordance with normal compensation practices and consistent with past compensation practices;

(viii)	make any change in the compensation of the Employees, other than changes made in accordance with normal compensation practices and consistent with past compensation practices; or

(ix)	prepare or file any material Tax Return inconsistent with past practice.

7.5.
Acquisition Proposals.  Seller will not, and will not authorize or permit any officer, director or employee of Seller or any Affiliate of Seller or authorize any investment banker, attorney, accountant or other representative retained by Seller or any Affiliate of Seller to, directly or indirectly, solicit or encourage, or furnish information with respect to the Division to or engage in any discussions with any Person in connection with, any proposal for the acquisition of all or a substantial portion of the Division, other than as contemplated by this Agreement.  Parent and Seller shall notify Buyer promptly if any inquiries, proposals or offers are received by, any information or data is requested from, or any discussions or negotiations are sought to be initiated or continued with, Parent, Seller, its Affiliates or any of their  representatives with respect to or which could reasonably lead to any acquisition of all or a substantial portion of the Division indicating, in connection with such notice, the name of such Person and the terms and conditions of any proposals or offers, and thereafter shall keep Buyer informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.  Seller will promptly cease or cause to be terminated any existing activities or discussions with any Person with respect to any of the foregoing and will promptly request the return of any confidential information provided to any Person in connection with a prospective acquisition of the Division, other than Buyer.

7.6.
Insurance.  Seller shall keep or cause all policies of insurance maintained, owned or held by Seller on the date hereof with respect to the Purchased Assets or the Business or comparable insurance to be kept in full force and effect through the Closing Date.

7.7.
Additional Purchased Assets.  Parent and Seller shall prior to the Closing supplement or amend the following Disclosure Letter Schedules hereto with respect to any asset hereafter arising or discovered in the ordinary course consistent with past practice which, if existing or known at the date of this Agreement, would have been considered by the parties to be included in such Schedules at such date, and upon Buyer’s reasonable request, Seller shall provide additional information as to the obligations under such assets:

(a)	with respect to Disclosure Letter Schedules 2.1(F) and 5.11(C), any Contracts primarily related to the Business;

(b)	with respect to Disclosure Letter Schedule 5.7 or 2.2, any additional assets necessary to carry on the Business as currently conducted and not included in the Purchased Assets; and

(c)	with respect to those Schedules as contemplated by Section 7.8(b), if necessary.

7.8.       Assumption or Sublet of Leased Real Property.

(a)
During the period prior to the Closing Date, Buyer shall act diligently and reasonably to cooperate with Parent and Seller in attempting to obtain any consent necessary to permit Buyer (subject to applicable law and requirements of the landlord or sublandlord thereto) (i) either (A) to use or sublet a portion of Parent’s premises at One Penn Plaza, New York, New York 10119 or (B) to use, sublet or assume the lease of Parent (or its wholly-owned Subsidiary) at 444 Madison Avenue, New York, New York 10022, at the option of Buyer as designated in writing by Buyer no later than 15 days following the date hereof, and (ii) to use or sublet 677 Broadway, Albany, New York 12207; provided that no party hereto shall have any obligation to offer or pay any consideration in order to obtain any such consents.  Any such use or sublet shall be as provided in the Transition Services Agreement, provided that with respect to any shared use, Buyer shall be responsible to reimburse Parent for a pro rata portion (based on the percentage of the square footage of each such premises occupied by Buyer) of the rent paid by Parent in respect of the periods of occupancy.  In the event the consent to a sublease is received by Parent, Parent and Buyer shall negotiate in good faith a sublease prior to the Closing Date in form and substance reasonably acceptable to Parent, Buyer and the landlord thereto.

(b)
With respect to those leases for Leased Real Property set forth in Disclosure Letter Schedule 7.8(B), if any of the Employees set forth next to each such lease accepts employment with Buyer or its Affiliate prior to Closing, then such lease shall be included for purposes of this Agreement and the Schedules as a Purchased Asset on Disclosure Letter Schedules 2.1(F) and transferred by Parent or Seller, as applicable, to Buyer at Closing.  To the extent an Employee as set forth in Disclosure Letter Schedule 7.8(B) does not accept employment with Buyer or its Affiliate prior to Closing, (i) the parties hereto shall negotiate in good faith the use (subject to applicable law and requirements of the landlord thereto), as provided in the Transition Services Agreement, or sublet of a portion of Seller’s or Parent’s space in such premises pursuant to a sublease in form and substance reasonably acceptable to the parties hereto and the landlord thereto and(ii) such lease shall be deemed for purposes of this Agreement and the Schedules as an Excluded Asset to be listed on Disclosure Letter Schedules 2.2 or 5.7.

(c)
The parties hereto agree that prior to the Closing the form of Transition Services Agreement attached as Exhibit C shall be revised accordingly to take into account the agreed upon use of any of the Leased Real Property in accordance with this Section 7.8.

(d)
For the period that Buyer occupies space at 677 Broadway, Albany, New York 12207, Parent and Seller shall permit Buyer to place its name on such building to the extent of Parent’s and Seller’s ability to grant such rights currently under the lease for such location.  Any costs with respect to such signage shall be at Buyer’s cost as provided in the Transition Services Agreement.

7.9.
Hedging Arrangements for the Municipal Bonds.  Prior to the Closing Date, Buyer and Seller shall reasonably cooperate to make effective any hedging position and other hedging arrangements with respect to the Municipal Bonds for the period between pricing on the Business Day prior to the Closing until the Closing occurs.

7.10.
Payoff of Leased Personal Property.  No fewer than three (3) Business Days prior to the Closing, Seller shall provide to Buyer a “pay-off” letter with respect to the leased personal property set forth in Disclosure Letter Schedule 5.10(A), confirming that all Encumbrances relating to such leased personal property shall be removed effective upon payment of the aggregate of the amounts for each of the assets set forth in the pay-off letter (the “Payoff Amount”).  At Closing, (x) Seller shall pay to KeyCorp Leasing Ltd. the Payoff Amount and (y) the Purchase Price to be paid by Buyer shall include an amount equal to the portion of the Payoff Amount attributable to assets other than leasehold improvements, but such amount payable by Buyer shall not be greater than $60,000 in aggregate .

7.11.
Transfer of Intellectual Property Contracts.  Notwithstanding anything herein to the contrary, with respect to any Software and related Contracts included in the Purchased Assets, Buyer shall be responsible for the payment of any fees charged by the Software providers in order to obtain consent to transfer such Software and related Contract up to $22,950, and Buyer and Seller shall equally share in the payment of such fees in excess thereof.

7.12.
Relocation of Employees.  Parent and Seller shall be permitted to relocate the Employees currently located at One Penn Plaza, New York, New York 10119 to Parent’s (or its wholly-owned Subsidiary’s) leased space at 444 Madison Avenue, New York, New York 10022.  Parent and Seller shall complete such relocation in a commercially reasonable manner.  If Buyer elects pursuant to Section 7.8(a) to use, sublet or assume the lease of Parent (or its wholly-owned Subsidiary) at 444 Madison Avenue, New York, New York 10022, at Closing Buyer shall reimburse Seller for 50% of the documented costs and expenses reasonably incurred by Parent and Seller with respect to such relocation.  Parent and Seller shall consult with Buyer in a reasonable manner with respect to such relocation.

7.13.
Transition Services.  Following the date hereof and prior to the Closing Date, Buyer and Seller shall cooperate on a reasonable basis with respect to requests by Buyer to Seller to provide transitional services and assistance following the Closing Date, to the extent Seller is reasonably able with its current personnel to provide such additional transitional services.  If Seller agrees to provide such transitional services, such services shall be provided on terms and conditions to be mutually agreed by the parties, for a term no longer than six (6) months following the Closing Date and at a price of at least Seller’s fully-loaded cost plus five percent (5%), and any such services shall be delivered in accordance with the terms of the Transition Services Agreement.

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1.       Covenant Not to Compete or Solicit Business.

(a)
In furtherance of the sale of the Purchased Assets to Buyer hereunder by virtue of the transactions contemplated hereby, each of Parent and Seller covenants and agrees that, for a period ending on the tenth (10th) anniversary of the Closing Date, neither Parent or Seller nor any of their respective Affiliates will:

(i)
directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise) own, manage, operate, control, participate in, perform services for, sell materials to, or otherwise carry on, a business competitive with the Business anywhere in the United States (it being understood by the parties hereto that the Business is not limited to any particular region of the United States and that the Business may be engaged in effectively from any location in the United States); or

(ii)	induce or attempt to persuade any Buyer Employee to terminate such employment, or any customer to terminate its business relationship, with Buyer or its Affiliates;

provided, however, that nothing set forth in this Section 8.1 shall prohibit Parent, Seller or their Affiliates from: (x) engaging in the business of Seller’s fixed income middle markets group, so long as Seller and its Affiliates (A) with respect to the trading of municipal bonds, shall engage only in trades primarily with broker-dealers for a period of one (1) year following the Closing Date and (B) shall not hold an inventory of municipal bonds in excess of $50,000,000 at any time for the first year following the Closing Date or $60,000,000 for the second year following the Closing Date; (y) owning not in excess of 5% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange; or (z) performing, or having performed on their behalf, a general solicitation for employees not specifically focused at any of the Transferred Employees through the use of media, advertisement, electronic job boards or other general public solicitations.  Each of Parent and Seller also covenants and agrees that from and after the Closing Date it will not, and will not permit any of its Affiliates to, divulge or make use of any trade secrets or other confidential information of the Business other than to disclose such secrets and information to Buyer or its Affiliates.

(b)
If Parent, Seller or any Affiliate thereof violates any of its obligations under this Section 8.1, Buyer may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate.  Parent and Seller acknowledge that a violation of this Section 8.1 may cause Buyer irreparable harm which may not be adequately compensated for by money damages.  Parent and Seller therefore agree that in the event of any actual or threatened violation of this Section 8.1, Buyer shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against Parent, Seller or such Affiliate thereof to prevent any violations of this Section 8.1, without the necessity of posting a bond.  The prevailing party in any action commenced under this Section 8.1 shall also be entitled to receive reasonable attorneys’ fees and court costs.  It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 8.1, any term, restriction, covenant or promise in this Section 8.1 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

(c)
The parties hereto agree that this Section 8.1 shall not be binding upon the successors and assigns of Parent or Seller in the event of a Company Sale involving Parent or Seller, respectively; provided, that with respect to any Company Sale within three (3) years following the Closing Date in which the successor or the acquiring Person is not engaged in the business of underwriting, advisory services, sales and trading of U.S. municipal bonds, and other similar instruments and securities, at the time such Company Sale is entered into, such successor or acquiring Person shall not engage in such business until the third anniversary of the Closing Date.

8.2.
Change in Corporate Name.  Parent agrees to include as a management proposal to be voted on by the shareholders of Parent at its next annual meeting of shareholders no later than June 30, 2007 an amendment to its certificate of incorporation changing its corporate name to a name that does not include the words “First Albany” or any derivative thereof or the word “FA” except as set forth in Disclosure Letter Schedule 2.2 (the “Charter Amendment”).  Following receipt of shareholder approval for the Charter Amendment, Parent shall change its corporate name, and cause its Subsidiaries to change their corporate names, to a name that does not include the words “First Albany” or any derivative thereof or the word “FA” except as set forth in Disclosure Letter Schedule 2.2.  Following the Closing Date, Parent shall, and shall cause its Subsidiaries to, maintain a corporate name that does not contain the words “First Albany” or any derivative thereof or the word “FA” except as set forth in Disclosure Letter Schedule 2.2.  Parent and Seller shall cease any and all use of the “First Albany” and “FA” names and derivations thereof promptly following the Closing Date; provided, notwithstanding the foregoing, for ninety (90) days following the Closing Date, Seller and its applicable Affiliates shall be permitted to continue to use the “First Albany” and “FA” names and derivations thereof used prior to the Closing Date (i) to inform third parties of the change of name and (ii) in and on any written materials marked with such names prior to Closing, and any such use shall not be in violation of any applicable Requirements of Law.

8.3.        Taxes.

(a)
All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between Seller, on one hand, and Buyer, on the other, based on the number of days of such taxable period included in the portion of such taxable period on and before the Closing Date (the “Pre-Closing Tax Period”) and the number of days of such taxable period after the Closing Date (the “Post-Closing Tax Period”).  Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period.

(b)
Notwithstanding any other provision herein, all Transfer Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) attributable to the sale or transfer of the Business, the Purchased Assets or the Assumed Liabilities, as well as the cost of the filing of all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, shall be borne and paid equally by Seller and Buyer when due, and Seller and Buyer shall file all necessary Tax Returns and other documentation required to be filed by it with respect to all such Taxes, fees and charges, and, if required by applicable law, the parties will, and will cause their Affiliates to, file or join in the execution of any such Tax Returns and other documentation; provided that each of Seller and Buyer shall use reasonable efforts to avail itself of any available exemptions from and collection of any such Transfer Taxes, and each of Seller (and its Affiliates) and Buyer (and its Affiliates) shall cooperate with the other party in providing information and documentation that may be necessary to obtain such exemption.

(c)	After the Closing Date, each of Seller and Buyer shall (and cause their respective Affiliates to):

(i)	assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing;

(ii)	cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns relating to the Division or the Purchased Assets;

(iii)	make available to the other and to any Taxing authority as reasonably requested all information, records and documents in respect of Taxes relating to the Division or the Purchased Assets;

(iv)
provide timely notice to the other in writing of any pending or threatened Tax audits or assessments in respect of Taxes relating to the Division or the Purchased Assets for Taxable periods for which the other may have a Liability under this Section 8.3 or otherwise; and

(v)
furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request relating to Taxes of the Division or the Purchased Assets for Taxable periods for which the other party may have a Liability under this Section 8.3 or otherwise.

(d)
Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Section 8.3 shall survive until the expiration of the applicable statutes of limitation with respect to Taxes (taking into account any extensions or waivers thereof).

8.4.	Employees.

(a)
Employment Arrangements.  Each of the Employees set forth on Buyer Disclosure Letter Schedule 8.4 have entered into (i) employment arrangements with Buyer or its Affiliate on the date hereof, which arrangements shall become effective on behalf of Buyer or its Affiliate upon satisfaction of the conditions set forth in Article IX on the Closing Date, and (ii) non-competition agreements with Buyer or its Affiliate on the date hereof.  Prior to the Closing Date, Buyer or its Affiliate shall offer to interview each of the Employees who are in good standing with Seller with respect to a potential offer of employment.  In its sole discretion, Buyer or its Affiliate is permitted, but not required to, offer employment to each of the other Employees on the Closing Date.

(b)
Access.  Following the execution and delivery of this Agreement, Parent and Seller shall provide Buyer reasonable access to, and facilitate meetings with, the Employees for the purposes of making announcements concerning and preparing for the consummation of the transactions contemplated herein.  To the extent reasonably requested by Buyer, each of Parent and Seller will reasonably cooperate with Buyer with respect to any of the foregoing.

(c)
COBRA; WARN.  Buyer shall provide continuation health care coverage to all Transferred Employees and their qualified beneficiaries who incur a qualifying event after the Closing Date in accordance with, and to the extent required under, the continuation health care coverage requirements of Section 4980D of the Code and Sections 601 through 608 of ERISA (“COBRA”).  Seller shall be responsible for providing (i) continuation coverage and all related notices to the extent required by law to any Employees (or qualified beneficiaries) who incur a “qualifying event” under COBRA on or before the Closing Date and (ii) all notices and severance in lieu of notice to any Employees who incur an employment loss on or before the Closing Date in accordance with, and to the extent required under, WARN.

8.5.
Release from Non-Compete. Effective as of the Closing, each of Seller and Parent shall release any Transferred Employee from the terms of any non-competition agreement with Seller or Parent, so long as such Transferred Employee remains an employee of Buyer or its Affiliates.

8.6.
First Albany Websites.  During the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, Buyer shall include a notice of reasonable prominence above-the-fold on the homepage(s) of the Internet websites associated with the domain names “firstalbany.com” and “firstalbany.biz,” using language to be reasonably agreed upon by Buyer and Seller, which informs the public of the change in ownership and how to access Parent’s and Seller’s business and operations (other than the Business) via an Internet website of Seller’s choosing, and includes a hyperlink to such website.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement shall, at the option of Buyer,  be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

9.1.	No Misrepresentation or Breach of Covenants and WarrantiesParent and Seller shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement on or prior to the Closing Date. The representations and warranties of Parent and Seller in Article V hereto that are qualified as to materiality (including Material Adverse Effects) shall be true and correct and those not so qualified shall be true and correct in all material respects, in each case when made and at and as of the Closing Date with the same effect as though made at and as of such date, other than representations and warranties that speak as of another specific date or time prior to the date hereof (which need only be true and correct as of such date or time) and except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer or any transaction permitted by Section 7.4. There shall have been delivered to Buyer a certificate to such effect, dated the Closing Date, signed on behalf of Seller and Parent by an authorized officer thereof.

9.2.	No Illegality. No statute, rule, regulation, order or decree of a Governmental Body shall have been enacted, entered, promulgated and remain in effect that prohibits or makes illegal consummation of the transactions contemplated hereby

9.3.	No Restraint or Litigation. No action, suit, investigation or proceeding by any Governmental Body shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

9.4.	Broker-Dealer and NASD Approvals. Buyer or its Affiliate shall be registered with the SEC as a broker-dealer and shall have obtained all approvals by the NASD and provided any notice required to the Municipal Securities Rulemaking Board as necessary to consummate the transactions contemplated hereby and to operate the Business upon Closing.

9.5.	Necessary Governmental Approvals. The parties shall have received all approvals and actions of or by all Governmental Bodies which are necessary to consummate the transactions contemplated hereby, which are required to be obtained prior to the Closing by applicable Requirements of Laws or which are necessary to prevent a Material Adverse Effect.

9.6.	Charter Amendment. Parent shall have received shareholder approval for the Charter Amendment.

9.7.	Employment Arrangements. The employment arrangements between Buyer or its Affiliate and the minimum number of Employees set forth on Buyer Disclosure Letter Schedule 9.7(A) shall be in full force and effect, and each such Employee shall have delivered to Seller a written form of resignation (effective as of the Closing), and shall not, as a result of death or any illness, injury or other disability, be unable to perform the essential functions of his or her job with or without reasonable accommodation. To the extent any employment arrangement with any Employee set forth in Buyer Disclosure Letter Schedule 9.7(B) shall not be in full force and effect, or any such Employee shall not have delivered to Seller a written form of resignation (effective as of the Closing), or as a result of death or any illness, injury or other disability, such Employee shall be unable to perform the essential functions of his or her job with or without reasonable accommodation, the Purchase Price shall be reduced by the amount provided in Buyer Disclosure Letter Schedule 9.7(B). Parent and Seller (and their respective Affiliates) shall not have any benefit, right, remedy or claim under any such employment arrangement

9.8.	Change in Corporate Name. The corporate names of Parent and its Subsidiaries shall have been changed as provided in Section 8.2.

9.9.	No Insolvency Event. No Insolvency Event shall have occurred with respect to Parent or Seller.

9.10.	New York Office. Buyer shall have reasonably sufficient space to operate the Business either at One Penn Plaza, New York, New York 10119 or 444 Madison Avenue, New York, New York 10022 (as provided in Section 7.8), in either case as provided in all material respects in the Transition Services Agreement, or reasonably comparable space in the Borough of Manhattan, New York, New York.

ARTICLE X

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Parent and Seller under this Agreement shall, at the option of Parent and Seller, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

10.1.
No Misrepresentation or Breach of Covenants and Warranties.  Buyer shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date.  The representations and warranties of Buyer in Article VI hereto that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, in each case when made and at and as of the Closing Date with the same effect as though made at and as of such date, other than representations and warranties that speak as of another specific date or time prior to the date hereof (which need only be true and correct as of such date or time) and except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller.  There shall have been delivered to Seller a certificate to such effect, dated the Closing Date and signed on behalf of Buyer by an authorized officer of Buyer.

10.2.
No Illegality.  No statute, rule, regulation, order or decree of a Governmental Body shall have been enacted, entered, promulgated and remain in effect that prohibits or makes illegal consummation of the transactions contemplated hereby.

10.3.
No Restraint or Litigation.  No action, suit or proceeding by any Governmental Body shall have been instituted or threatened to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

10.4.	NYSE Approval. Seller shall have obtained all approvals required by the NYSE in order to consummate the transactions contemplated hereby and to operate its business following the Closing.

10.5.
Necessary Governmental Approvals.  The parties shall have received all approvals and actions of or by all Governmental Bodies which are necessary to consummate the transactions contemplated hereby, which are required to be obtained prior to the Closing by applicable Requirements of Laws or which are necessary to prevent a Material Adverse Effect.

ARTICLE XI

INDEMNIFICATION

11.1.      Indemnification by Seller and Parent.

(a)
Each of Seller and Parent, jointly and severally, agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from:

(i)	any breach of any warranty or representation of Seller or Parent contained herein;

(ii)	any breach by Seller or Parent of any of its covenants or agreements herein;

(iii)	any Excluded Liability; or

(iv)	any applicable bulk sales law, except that this clause shall not affect the obligation of Buyer to pay and discharge the Assumed Liabilities;

provided, however, that:

(A)
Seller and Parent shall not be required to indemnify and hold harmless under clause (i) of this Section 11.1(a) with respect to Losses and Expenses incurred by Buyer Group Members (other than Losses and Expenses incurred as a result of inaccuracies of the representations and warranties contained in Sections 5.2, 5.6, 5.12 and 5.19, as to which this proviso shall have no effect) unless the aggregate amount of such Losses and Expenses subject to indemnification by Seller exceeds $500,000, and once such amount is exceeded, Seller shall indemnify the Buyer Group Members only for the amount in excess of such amount; and

(B)	in no event shall the aggregate amount required to be paid by Seller and Parent pursuant to this Section 11.1(a) exceed (other than in respect of
                                                          Losses incurred as a result of inaccuracies of the representations and warranties contained in Section 5.12(b) or any Losses and Expenses for any
                                                          Excluded Liability, as to which there shall be no limitation) $3,000,000.

(b)
The indemnification provided for in Section 11.1(a) shall terminate eighteen (18) months after the Closing Date (and no claims shall be made by any Buyer Group Member under Section 11.1(a) thereafter), except that the indemnification by Seller and Parent shall continue as to:

(i)
the representations and warranties set forth in Section 5.12 and the covenants of Parent and Seller set forth in Sections 8.2, 8.4, 8.5, 13.1, 13.5 and 13.11, as to all of which no time limitation shall apply;

(ii)
the representations and warranties set forth in Section 5.6 and the covenants of Parent and Seller set forth in Section 8.3, as to all of which the indemnification provided for in this Section 11.1 shall terminate upon the expiration of the applicable statutes of limitations with respect to Taxes (taking into account any extensions or waivers thereof);

(iii)	the covenant of Parent and Seller set forth in Section 11.1(a)(iii), as to which no time limitation shall apply;

(iv)
the covenants of Parent and Seller set forth in Sections 8.1 and 8.6, as to which the indemnification provided for in this Section 11.1 shall terminate upon the expiration of the respective periods provided for therein; and

(v)
any Loss or Expense of which any Buyer Group Member has notified Seller in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.1, as to which the obligation of Seller and Parent shall continue until the liability of Seller and Parent shall have been determined pursuant to this Article XI, and Seller and Parent shall have reimbursed all Buyer Group Members for the full amount of such Loss and Expense in accordance with this Article XI.

11.2.         Indemnification by Buyer.

(a)	Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by such Seller Group Member in connection with or arising from:

(i)	any breach of any warranty or representation of Buyer contained herein;

(ii)	any breach by Buyer of any of its covenants or agreements contained herein;

(iii)	any Liabilities for employment-related obligations incurred on or following the Closing with respect to Employees who enter into employment arrangements with Buyer; or

(iv)	any Assumed Liabilities;

provided, however, that:

(A)
Buyer shall not be required to indemnify and hold harmless under clause (i) of this Section 11.2(a) with respect to Losses and Expenses incurred by Seller Group Members (other than Losses and Expenses incurred as a result of inaccuracies of the representations and warranties contained in Sections 6.2 and 6.3, as to which this proviso shall have no effect) unless the aggregate amount of such Losses and Expenses subject to indemnification by Buyer exceeds $500,000, and once such amount is exceeded, Buyer shall indemnify the Seller Group Members only for the amount in excess of such amount; and

(B)
in no event shall the aggregate amount required to be paid by Buyer pursuant to this Section 11.2(a) (other than in respect of any Assumed Liability, as to which there shall be no limitation) exceed $3,000,000.

(b)
The indemnification provided for in Section 11.2(a) shall terminate eighteen (18) months after the Closing Date (and no claims shall be made by Seller under
Section 11.2(a) thereafter), except that the indemnification by Buyer shall continue as to:

(i)	the covenant of Buyer set forth in Section 11.2(a)(iv), as to which no time limitation shall apply;

(ii)	the covenants of Buyer set forth in Sections13.1, 13.5 and 13.11, as to all of which no time limitation shall apply;

(iii)
the covenant of Buyer set forth in Section 8.3, as to which the indemnification provided for in this Section 11.2 shall terminate upon the expiration of the applicable statutes of limitations with respect to Taxes (taking into account any extensions or waivers thereof); and

(iv)
any Loss or Expense of which Seller has notified Buyer in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.2, as to which the obligation of Buyer shall continue until the liability of Buyer shall have been determined pursuant to this Article XI, and Buyer shall have reimbursed all Seller Group Members for the full amount of such Loss and Expense in accordance with this Article XI.

11.3.       Notice of Claims.

(a)
Any Buyer Group Member or Seller Group Member (the “Indemnified Party”) seeking indemnification hereunder shall give to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement upon which such claim is based; provided that a Claim Notice in respect of any pending or threatened action at law or suit in equity by or against a third Person as to which indemnification will be sought (each such action or suit being a “Third Person Claim”) shall be given promptly, but in no event more than ten (10) Business Days following such Indemnified Party’s receipt of such Third Person Claim; provided, further, that failure to give such notice within such ten (10) Business Day period shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.  The Indemnitor shall have ten (10) Business Days from receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not the Indemnitor disputes its liability hereunder with respect to such Third Person Claim and (ii) whether or not it desires to defend the Indemnified Party against such Third Person Claim.

(b)
Following expiration of the Notice Period, the amount of indemnification to which an Indemnified Party shall be entitled under this Article XI shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree.  The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.  The Indemnified Party shall have the burden of proof in establishing the amount of Loss and Expense suffered by it.

(c)
In calculating any Loss or Expense, such Loss or Expense shall be (i) reduced by any insurance recovery in respect thereof (and no right of subrogation shall accrue hereunder to any insurer); (ii) reduced by any indemnity, contribution or other similar payment received by the Indemnified Party (other than pursuant to this Agreement) with respect to such Loss or Expense; (iii) increased by any net Tax cost incurred by the Indemnified Party arising from the receipt or accrual of indemnity payments hereunder (grossed up for such increase); and (iv) reduced by any net Tax benefit realized by the Indemnified Party arising from the payment or accrual of any such indemnified amount.

(d)	The Indemnified Party shall use commercially reasonable efforts to mitigate any losses.

11.4.       Third Person Claims.

(a)
If the Indemnitor fails to notify the Indemnified Party by the expiration of the Notice Period that it desires to defend the Indemnified Party against any Third Person Claim, then the Indemnitor shall not have the right to assume the defense of such Third Person Claim.  In such event, the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any Third Person Claim against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder, and in any such case the Indemnitor shall cooperate in connection therewith and shall provide access to employees and such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided, that:

(i)
the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Person Claim as to which the Indemnified Party has so elected to conduct and control the defense thereof; and

(ii)
the Indemnified Party shall not, without the written consent of the Indemnitor, pay, compromise or settle any such Third Person Claim; provided, if such consent of Indemnitor is not granted, Indemnitor shall be deemed to agree to provide indemnification hereunder to such Indemnified Party.  Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such Third Person Claim without such consent, provided, that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder.

(b)
Subject to Section 11.4(a), if the Indemnitor notifies the Indemnified Party by the expiration of the Notice Period that it desires to defend the Indemnified Party against any Third Person Claim, then the Indemnitor shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such Third Person Claim against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder if the Indemnitor has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnitor has an obligation to provide indemnification to the Indemnified Party in respect thereof, and in any such case the Indemnified Party shall cooperate in connection therewith and shall provide access to employees and such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided, that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Person Claim as to which the Indemnitor has so elected to conduct and control the defense thereof.

11.5.
Adjustment to Purchase Price.  For all Tax purposes, Buyer and Seller agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the Purchase Price unless a final determination (which shall include the execution of an IRS Form 870-AD or successor form) provides otherwise.

11.6.
Exclusive Remedies.  Except for remedies that cannot be waived as a matter of law and injunctive and provisional relief (including specific performance), if the Closing occurs, this Article XI shall be the exclusive remedy available to any Indemnified Party against any Indemnitor with regard to breaches of this Agreement.

11.7.
Survival of Obligations.  Except as otherwise expressly provided herein, all representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement for the periods provided in Sections 11.1(b) and 11.2(b).

ARTICLE XII

TERMINATION

12.1.   Termination.  Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

(a)	by the mutual written consent of Buyer and Seller;

(b)	by either Buyer or Seller if:

(i)
a Governmental Body shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

(ii)
the Closing shall not have occurred on or before September 30, 2007 (or such later date as may be mutually agreed to by Buyer and Seller); provided that the right to terminate this Agreement pursuant to this Section 12.1(b)(ii) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Closing to occur;

(c)
by Buyer in the event of any material breach by Seller of any of Seller’s agreements, covenants, representations or warranties contained herein and the failure of Seller to cure such breach within twenty (20) days after receipt of notice from Buyer requesting such breach to be cured;

(d)
by Seller in the event of any material breach by Buyer of any of Buyer’s agreements, covenants, representations or warranties contained herein and the failure of Buyer to cure such breach within twenty (20) days after receipt of notice from Seller requesting such breach to be cured;

(e)	by Buyer upon the occurrence, or the non-occurrence, of any event that will cause any condition set forth in Article IX not to be satisfied at Closing; or

(f)	by Seller, upon the occurrence, or the non-occurrence, of any event that will cause any condition set forth in Article X not to be satisfied at Closing.

12.2.	Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 12.1 shall give notice of such termination to the other party to this Agreement.

12.3.
Termination Fee.  If all the conditions set forth in Articles IX and X shall have been satisfied or duly waived, or shall remain capable of being satisfied by September 30, 2007, except for the condition set forth in Section 9.7 and this Agreement is terminated (i) by Buyer pursuant to Section 12.1(e) or (ii) by Seller pursuant to Section 12.1(b)(ii), then Buyer shall pay to Seller a termination fee of $2,400,000, payable in same day funds.

12.4.
Effect of Termination.  If this Agreement is terminated pursuant to this Article XII, all further obligations of the parties under this Agreement (other than Sections 13.1 and 13.9) shall be terminated without further liability of any party to the other, provided that nothing herein shall relieve any party from liability for its fraud or willful breach of this Agreement.

ARTICLE XIII

GENERAL PROVISIONS

13.1.
Confidential Nature of Information.  Each party agrees that it will, and will cause its agents and representatives to, treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, if the transactions contemplated hereby are not consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith; provided, that each party shall be permitted to retain one copy of such nonpublic documents and materials in confidential restricted access files for disclosure only as may be required by Requirements of Law or in the event a dispute arises with the other party or parties hereto.  Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Buyer, to its Affiliates, counsel, accountants, financial advisors or lenders, and in the case of Seller, to its counsel, accountants or financial advisors).  No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Purchased Assets; provided, however, that after the Closing Buyer may use or disclose any confidential information included in the Purchased Assets.  The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than the other party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law, regulation or judicial process, but only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

13.2.
No Public Announcement.  Neither Buyer, on the one hand, nor Seller or Parent, on the other hand, shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or the rules of any stock exchange, in which case the other party shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and SEC disclosure obligations.

13.3.     Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or when sent by facsimile or one (1) Business Day after having been dispatched by a nationally recognized overnight courier service addressed as follows:

                             If to Buyer, to:

                            DEPFA BANK plc
                            1, Commons Street
                            Dublin 1
                            Ireland
                            Facsimile: + 353 1 792 2210
                            Attention:  Legal Department

                            and

                           DEPFA BANK plc, New York branch
                           623 Fifth Avenue, 22nd Floor
                           New York, NY 10022
                           Facsimile: 212-796-9219
                           Attention:  Executive Director

                          with a copy to:

                          Sidley Austin LLP
                          787 Seventh Avenue
                          New York, NY 10019
                          Facsimile: 212-839-5599
                          Attention:  Joseph McLaughlin

                          If to Parent or Seller, to:

                          First Albany Companies
                          677 Broadway
                         Albany, NY 12207
                          Facsimile:  518-447-8606
                         Attention:  General Counsel

                          with a copy to:

                         Dewey Ballantine LLP
                         1301 Avenue of the Americas
                         New York, NY 10019
                         Facsimile: 212-259-6333
                        Attention: Donald J. Murray
                              Christopher P. Peterson

or to such other address as such party may indicate by a notice delivered to the other party hereto.

13.4.   Successors and Assigns.

(a)
The rights of either party under this Agreement shall not be assignable by such party hereto prior to the Closing without the written consent of the other.  Notwithstanding anything to the contrary contained in this Section 13.4(a), upon written notice to Parent and Seller, Buyer shall be permitted to assign this Agreement and the rights and obligations under it to a wholly owned direct or indirect corporation or limited liability company organized under the laws of the United States or any state thereof; provided that in the event of such assignment, Buyer shall remain liable in full for the performance of its obligations hereunder.  Following the Closing, either party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

(b)
Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.  The successors and permitted assigns hereunder shall include, in the case of Buyer, any permitted assignee in accordance with Section 13.4(a) hereto as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise).  Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 13.4 any right, remedy or claim under or by reason of this Agreement.

13.5.   Access to Records after Closing.

(a)
To the extent not otherwise disposed of by Buyer in the ordinary course of business consistent with past practice, for a period of six (6) years after the Closing Date, Seller and its representatives shall have reasonable access to all of the books and records of the Division transferred to Buyer hereunder to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of the Business prior to the Closing Date.  Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours.  Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 13.5.

(b)
To the extent not otherwise disposed of by Seller in the ordinary course of business consistent with past practice, for a period of six (6) years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Business which Seller or any of its Affiliates may retain after the Closing Date.  Such access shall be afforded by Seller and its Affiliates upon receipt of reasonable advance notice and during normal business hours.  Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 13.5.

13.6.
Entire Agreement; Amendments.  This Agreement, the Confidentiality Agreement and the Exhibits and Disclosure Letter Schedules referred to herein contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, statements or understandings (oral or written) or letters of intent between or among any of the parties hereto, including the letter of intent dated January 8, 2007 among Buyer, Parent and Seller.  The Confidentiality Agreement shall expire in accordance with its terms on the Closing Date.  This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

13.7.
Partial Invalidity.  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

13.8.
Waivers.  Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof.  Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party.  The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

13.9.
Expenses.  Except as otherwise provided herein, each party hereto will pay its own costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

13.10. Execution in Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Seller and Buyer.  Delivery of an executed counterpart of a signature page to this Agreement shall be as effective as delivery of a manually executed counterpart of this Agreement.

13.11. Further Assurances.  From time to time following the Closing, each party hereto shall execute and deliver, or cause to be executed and delivered, to the other party such other instruments of conveyance and transfer as such party may reasonably request or as may be otherwise necessary to make effective the transactions contemplated by this
            Agreement and the other agreements contemplated herein and to provide the other party with the intended benefits of this Agreement and the other agreements contemplated herein.  Following Closing, in the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments included in the
            Purchased Assets (a) which cannot be transferred or assigned effectively without the consent of third parties which consent has not been obtained prior to the Closing, each of
            Parent and Seller shall use its commercially reasonable efforts to cooperate with Buyer in obtaining such consent promptly, and if any such consent is unobtainable, to use its commercially reasonable efforts to secure to Buyer the benefits thereof in some other manner, or (b) which are otherwise not transferable or assignable, each of Parent and Seller shall use its commercially reasonable efforts jointly with Buyer to secure to Buyer the benefits thereof in some other manner (including the exercise of the rights of Parent or
           Seller thereunder), in all cases subject to the Transition Services Agreement, notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any license, certificate, approval, authorization, agreement, contract, lease, easement or other commitment included in the Purchased Assets if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof.

13.12. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of New York.

13.13. Submission to Jurisdiction; Waiver of Jury Trial.  The parties hereto hereby irrevocably submit in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby or thereby to the jurisdiction of the United States District Court for the Southern District of New York and the jurisdiction of any court of the State of New York located in the City of New York and waive any and all objections to jurisdiction that they may have under the laws of the State of New York or the
            United States.  Each of the parties hereto hereby waives trial by jury in any action to which they are parties involving, directly or indirectly, any matter in any way arising out of, related to or connected with this Agreement and the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

DEPFA BANK PLC

By:           /s/ Matthias Mosler   ___________
Name: Matthias Mosler
Title:   Deputy CEO

By:           /s/ M. John Andrade____________
Name: M. John Andrade
Title:   Director

FIRST ALBANY CAPITAL INC.

By:           /s/ Peter McNierney____________
Name:
Title:

FIRST ALBANY COMPANIES INC.

By:           /s/ Peter McNierney____________
Name:
Title:

EXHIBITS

TO

ASSET PURCHASE AGREEMENT

Dated as of March 6, 2007

Among

DEPFA BANK PLC,

FIRST ALBANY CAPITAL INC.

and

FIRST ALBANY COMPANIES INC.

EXHIBITS

EXHIBIT	DESCRIPTION
A	Form of Instrument of Assignment
B	Form of Instrument of Assumption
C	Form of Transition Services Agreement

EXHIBIT A

INSTRUMENT OF ASSIGNMENT

Instrument of Assignment dated ___________, 2007 (“Instrument”) by First Albany Companies Inc., a New York corporation (“Parent”) and First Albany Capital Inc., a New York corporation (“Seller”), in favor of DEPFA BANK plc, an Irish public limited company (“Buyer”).

Pursuant to the Asset Purchase Agreement dated as of March 6, 2007 (the “Agreement”) among Buyer, Seller and Parent, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent and Seller do hereby sell, assign, transfer, convey and deliver unto Buyer, its successors and assigns, each and all of the Purchased Assets (as such term is defined in the Agreement), intending hereby to convey all of the right, title and interest of Parent and Seller therein; provided, however, as to any lease, contract, agreement, permit or other authorization included in the Purchased Assets which cannot be sold, transferred, assigned, conveyed or delivered effectively without the consent of a third party, which consent has not been obtained, this Instrument shall be of no force or effect until such requisite consent is obtained, whereupon this Instrument shall become of full force and effect with respect thereto.

Each of Parent and Seller hereby covenants and agrees to and with Buyer, its successors and assigns, to do, execute, acknowledge and deliver to, or to cause to be done, executed, acknowledged and delivered to, Buyer, its successors and assigns, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances that may be reasonably requested by Buyer for the better selling, assigning, transferring, conveying, delivering, assuring and confirming to Buyer, its successors or assigns, any or all of the Purchased Assets.

This Instrument shall be binding upon the successors and assigns of Parent and Seller and shall inure to the benefit of the successors and assigns of Buyer.

IN WITNESS WHEREOF, Parent and Seller have caused this Instrument to be duly executed and delivered as of the date first set forth above.

FIRST ALBANY COMPANIES INC.

By:  ____________________________

                                                                                                                                               FIRST ALBANY CAPITAL INC.

                                                                                                                                                By:  ____________________________

EXHIBIT B

INSTRUMENT OF ASSUMPTION

Instrument of Assumption dated ___________, 2007 (“Instrument”) by DEPFA BANK plc, an Irish public limited company (“Buyer”), in favor of First Albany Companies Inc., a New York corporation (“Parent”) and First Albany Capital Inc., a New York corporation (“Seller”).

Pursuant to the Asset Purchase Agreement dated as of March 6, 2007 (the “Agreement”) among Buyer, Seller and Parent, and in consideration for the sale by Parent and Seller to Buyer of the Purchased Assets (as such term is defined in the Agreement) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer hereby assumes and undertakes and agrees to discharge in accordance with the terms thereof each of the Assumed Liabilities (as such term is defined in the Agreement); provided, however, as to any lease, contract, agreement, permit or other authorization included in the Purchased Assets which cannot be sold, transferred, assigned, conveyed or delivered effectively without the consent of a third party, which consent has not been obtained, this Instrument shall be of no force or effect until such requisite consent is obtained, whereupon this Instrument shall become of full force and effect with respect thereto.

Other than as specifically stated in this Instrument or in the Agreement, Buyer assumes no Excluded Liabilities.

Buyer hereby covenants and agrees to and with Parent and Seller, their successors and assigns, to do, execute, acknowledge and deliver to, or to cause to be done, executed, acknowledged and delivered to, Parent or Seller, their successors and assigns, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances that may be reasonably requested by Parent Seller for the better selling, assigning, transferring, conveying, delivering, assuring and confirming to Buyer, its successors or assigns, any or all of the Assumed Liabilities.

This Instrument shall be binding upon the successors and assigns of Buyer and shall inure to the benefit of the successors and assigns of Parent and Seller.

IN WITNESS WHEREOF, Buyer has caused this Instrument to be duly executed and delivered as of the date first set forth above.

DEPFA BANK PLC

By:  ________________________________

By:  ________________________________

EXHIBIT C

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is made and entered into as of this ____ day of ______, 2007, by and among [DEPFA Bank plc, and Irish public limited company / its designated Affiliate, a [type of entity] (“Buyer”);  First Albany Capital Inc., a New York corporation (“Seller”) ; and, solely with respect to Article IV and Sections 5.2 and 5.3 hereof, First Albany Companies Inc., a New York corporation (“Parent”).

WHEREAS, Buyer, Seller and Parent have entered into that certain Asset Purchase Agreement, dated as of March ____, 2007 (the “APA”), pursuant to which Buyer intends to purchase from Seller and Parent, and Seller and Parent intend to sell to Buyer, the Purchased Assets (as defined in the APA) relating to the business of underwriting, advisory services, sales and trading of U.S. municipal bonds, and other similar instruments and securities, subject to and in accordance with the APA (such purchase and sale, the “Transaction”); and

WHEREAS, Buyer has requested, and Seller has agreed, to provide certain transition service to Buyer in connection with the Transaction in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1	Incorporated Definitions. Capitalized terms not otherwise defined in this Agreement have the same meanings assigned to such terms in the APA.

Section 1.2	Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.2 and shall be equally applicable to both the singular and plural forms:

“Agreement” has the meaning set forth in the preamble hereto.

“Albany Premises” has the meaning set forth in Section 4.1(a).

“APA” has the meaning set forth in the recitals hereto.

“Buyer Employees” has the meaning set forth in Section 4.1(a).

“Buyer” has the meaning set forth in the preamble hereto.

“Confidential Information” has the meaning set forth in Section 6.2(c).

“Expenses” means any and all documented out-of-pocket expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceedings incident to any matterindemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

“Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies or other charges (excluding, except with respect to employee matters, incidental, special and consequential damages, including lost profits) suffered or incurred by a Buyer Group Member or Seller Group Member in respect of any claim for which such Buyer Group Member or Seller Group Member is entitled to indemnification pursuant to Article V hereto.

“New York Premises” has the meaning set forth in Section 4.1(a).

“Parent” has the meaning set forth in the preamble hereto.

“Seller” has the meaning set forth in the recitals hereto.

"Transaction" has the meaning set forth in recitals hereto.

“Transition Expenses” has the meaning set forth in Section 2.3(a).

“Transition Period” has the meaning set forth in Section 2.1.

“Transition Services” has the meaning set forth in Section 2.1.

ARTICLE II

TRANSITION SERVICES

Section 2.1  Transition Services.  Subject to the terms and conditions of this Agreement, Seller, itself or through third parties, shall provide Buyer with the transition services set forth on the Schedules attached hereto (each transition service, a “Transition Service,” and collectively, the “Transition Services”).  Each Transition Service shall only be provided during the period of time (the “Transition Period”) specified on its applicable Schedule.

Section 2.2  Level of Service.  Notwithstanding anything herein or in the APA to the contrary, Seller shall exercise reasonable care in performing the Transition Services and shall provide Buyer a level of service for the Transition Services at least as high as the level of service enjoyed by Seller for such services immediately prior to the Closing Date.

Section 2.3 Costs and Expenses.

(a)
Buyer shall reimburse Seller for any and all incremental out-of-pocket costs or expenses incurred by Seller, any Seller Group Member or any of their respective independent contractors in providing the Transition Services (such costs or expenses, “Transition Expenses”).  Without limiting the generality of the foregoing, the Transition Expenses shall include any and all costs or expense incurred by Seller to obtain the consent or approval of third parties necessary to provide the Transition Services.

(b)
Seller shall invoice Buyer monthly in arrears from time to time for incurred Transition Expenses, and Buyer shall pay any such invoice within thirty (30) days following its receipt.  All past due invoices shall incur interest at a rate of the lesser of (i) one and one half percent (1.5%) per month or (ii) the maximum rater permitted by applicable law.  Notwithstanding anything herein or in the APA to the contrary, Buyer shall not set off any amounts due from Seller against the Transition Expenses.

(c)
If there is a dispute between Buyer and Seller regarding the amounts shown as billed to Buyer on any invoice, Seller shall furnish to Buyer reasonable documentation to substantiate the amounts billed including, but not limited to, listings of the dates, times and amounts of the services in question where applicable and practicable.  Upon delivery of such documentation, Buyer and Seller shall cooperate and use their commercially reasonable efforts to resolve such dispute among themselves.

Section 2.4  Compliance with Laws.  Buyer shall, and shall cause each Buyer Group Member to, comply with all applicable Requirements of Law applicable to the Transition Services including, without limitation, laws pertaining to privacy and data security.  Seller shall comply with all applicable Requirements of Law applicable to the Transition Services including, without limitation, laws pertaining to privacy and data security.

Section 2.5  Further Assurances.  At Seller’s reasonable request, Buyer shall, and shall cause the Buyer Group Members and their respective employees, agents and independent contractors to, execute appropriate instruments reflecting their respective obligations under this Agreement from time to time.

Section 2.6 Cooperation.

(a)
Generally.  Notwithstanding anything herein or in the APA to the contrary, Buyer shall, and shall cause each  Buyer Group Member and its and their respective independent contactors to, comply and cooperate with any and all reasonable directions Seller may give with respect to its provision and performance of the Transition Services and Buyer’s access thereto.

(b)
IT and Security Policies.  Without limiting the generality of Section 2.6(a), Buyer shall, and shall cause each Buyer Group Member and its and their respective independent contractors to, (a) comply with all aspects of Seller’s privacy, confidentiality and data security policies, as reasonably revised by Seller from time to time, (b) comply with all physical and electronic security requirements  and conditions for Seller’s network and computer system access and usage if such usage is deemed necessary by Seller, and (c) comply with any other reasonable information technology procedures applicable to Seller’s network and computer systems.

(c)
Notice of Security Breaches.  In the event Buyer, any Buyer Group Member or any of their respective agents or independent contractors discovers or is notified of a breach or potential breach of security with respect to the Seller’s network or computer systems, Buyer shall immediately notify Seller of such breach or potential breach of security.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1  Disclaimer.  BUYER ACKNOWLEDGES AND AGREES THAT SELLER IS NOT IN THE BUSINESS OF PROVIDING SERVICES LIKE THE TRANSITION SERVICES TO THIRD PARTIES AND THAT ALL OF THE TRANSITION SERVICES PROVIDED HEREUNDER ARE PROVIDED ON AN “AS-IS”  AND “AS AVAILABLE” BASIS.  SELLER HEREBY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND TITLE.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER DOES NOT REPRESENT OR WARRANT THAT IT WILL BE ABLE TO OBTAIN ANY NECESSARY CONSENTS OR APPROVALS FROM ITS THIRD PARTY LICENSORS OR PROVIDERS THAT MAY BE NECESSARY OR ADVISABLE TO PROVIDE THE TRANSITION SERVICES.

Section 3.2  Limitation of Liability.  NOTWITSTANDING ANYTHING HEREIN OR IN THE APA TO THE CONTRARY, (I) IN NO EVENT SHALL SELLER BE RESPONSIBLE OR LIABLE TO BUYER OR ANY THIRD PARTY FOR ANY INDIRECT, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES, REGARDLESS OF THE LEGAL THEORY ON WHICH SUCH RESPONSIBILTY OR LIABILITY IS BASED AND EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (II) SELLER’S AGGREGATE LIABILITY HEREUNDER SHALL NOT EXCEED THE AMOUNT OF TRASITION EXPENSES PAID BY BUYER.

ARICLE V

USE OF PREMISES

Section 4.1  Use of Premises.

(a)
The employees of Buyer and Affiliates (the “Buyer Employees”) shall, in connection with the conduct of the Business after Closing, and as provided in the APA, (i) with respect to Seller’s premises at either (1) the 41st Floor of One Penn Plaza, New York, New York 10119 or (2) 444 Madison Avenue, New York, New York 10022 (either (1) or (2) but in no event both, the “New York Premises”), occupy on an exclusive basis a portion (such portion as is reasonably necessary for the Buyer Employees andthe books, records and files relating to the Business) of the New York Premises for a period from the Closing Date until the six-month anniversary of the Closing Date (with an option exercisable by Buyer to extend such use for up to two additional six-month periods, upon written notice to Seller not less than 30 days’ prior to then-schedules expiration date), and (ii) with respect to Parent’s premises at 677 Broadway, Albany, New York 12207 (the “Albany Premises”), occupy on and exclusive basis a portion (such portion as is reasonably necessary for the Buyer Employees and the books, records and files relating to the Business) of the Albany Premises for a period from the Closing Date until the first anniversary of the Closing Date (with an option exercisable by Buyer to extend such use for up to two additional six-month periods, upon written notice to Parent no less than 30 days’ prior to then-scheduled expiration date).

(b)
Parent and Seller shall undertake commercially reasonable efforts to obtain any necessary consent from the landlord, at Buyer’s cost, to place reasonable signage at the entrance to the New York Premises and the Albany Premises identifying such Premises and Buyer’s place of business to the extent permitted under the applicable lease.

(c)
At the end of such applicable period under Section 4.1(a), Parent or Seller, as applicable, may require the Buyer Employees to vacate the premises unless otherwise agreed by the Parties.  During such applicable period under Section 4.1(a), Buyer Employees shall have reasonable access to the New York Premises and Albany Premises during non-business hours, weekends and holidays on a need to have basis.

(d)
In connection with the occupancy of the New York Premises and the Albany Premises, parent and Buyer shall negotiate in good faith a lease or sublease with respect thereto in form and substance (including price) satisfactory to Parent , Buyer and the applicable landlord.

(e)	The parties shall cooperate in a reasonable manner in order to comply with any applicable Requirements of Law with respect to sharing of any Premises.

(f)
Without limitation to Sections 2.6(a) and (b), Buyer shall, and shall cause its Affiliates and its and their respective employees and independent contractors to, comply with any and all security and/or access policies Seller or its applicable landlord may promulgate from time to time with respect to the New York Premises and the Albany Premises.  Buyer acknowledges and agrees that it will be a material breach of this Agreement if it, any of its  Affiliates or any of its or their respective employees or independent contractors violates or circumvents any access controls (whether physical or electronic) put in place to prevent any such employee’s or independent contractor’s access or use of space other than the space to which Buyer has rights pursuant to this Article IV.

ARTICLE V

INDEMNIFICATION

Section 5.1  Indemnification by Buyer.  Buyer shall indemnify, defend and hold harmless each Seller Group Member from and against any and all Losses or Expenses arising out of or incurred in connection with (a) the breach of this Agreement by any Buyer Group Member; (b) the use of any Transition Service by any Buyer Group Member; (c) the breach of, or default under, any Contract between a Seller Group Member and a third party where use of any rights under such Contract was, is or will be necessary or advisable to provide any Transition Service to Buyer; or (d) the bad faith, gross negligence or willful misconduct of any Buyer Group Member in connection with any Transition Service; provided that with respect to clauses (b) and (c), Buyer shall not be required to indemnify any Seller Group Member is such Losses or Expenses were incurred as a result of an action that Seller or Parent is required to indemnify Buyer for under Section 5.2.

Section 5.2  Indemnification by Seller and Parent.  Seller and, solely with respect to Article IV above, Parent, shall indemnify, defend and hold harmless each Buyer Group Member from and against any and all Losses or Expenses arising out of or incurred in connection with (a) the breach of this Agreement by Seller or, solely with respect to breaches of Article IV, Parent; or (b) the bad faith, gross negligence or willful misconduct of (i) Seller in connection with and Transition Service or (ii) Parent solely in connection with the services provided pursuant to Article IV.

Section 5.3  Indemnification Procedure.  All indemnification claims made pursuant to Sections 5.1 or 5.2 hereof shall be made in accordance with and shall be governed by Sections 11.3 and 11.4 of the APA.  All Losses and Expenses indemnified pursuant to Sections 5.1 and 5.2 shall be aggregated with Losses and Expenses indemnified pursuant to Article XI of the APA and shall be subject to the limitations set forth therein.

ARTICLE VI

INTELLECTUAL PROPERTY; CONFIDIENTIALITY

Section 6.1  Ownership of Intellectual Property.  To the extent that any Intellectual Property is created or arises out of the performance of this Agreement, then, as between the parties hereto, Seller shall own any and all Intellectual Property relating to the Transition Services or its Confidential Information, and Buyer shall own any and all Intellectual Property relating to its Confidential Information.  Each party hereto hereby assigns, and shall use reasonable efforts to cause its respective Affiliates and third party agents or contractors to assign, all of its or their respective right, title and interest in and to any such Intellectual Property to the other Party to effectuate the allocation of such rights as provided in this Section 6.1.

Section 6.2  Confidentiality.

(a)
All Confidential Information disclosed by a party (the “Discloser”) to the other party (the “Recipient”) in connection with the activities contemplated by this Agreement shall not be used by the Recipient except in connection with the activities and licenses contemplated by this Agreement, shall be maintained in confidence by the Recipient under reasonable measures no less protective than those measures used by the Recipient to protect its own Confidential Information, and shall not otherwise be disclosed by the Recipient to any other Person.

(b)
Notwithstanding Section 6.2(a), a Recipient may disclose the relevant aspects of the Discloser’s Confidential Information to its officers, agents, employees and contractors to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations under the Agreement; provided that such Recipient must take all reasonable measures to ensure that such Confidential Information is not disclosed or duplicated in contravention of the terms and conditions of this Agreement by such officers, agents, and employees, including obtaining an enforceable confidentiality agreement from such officer, agent, employee or contractor.  Notwithstanding anything to the contrary herein, the obligations in this Section 6.2 do not restrict any disclosure by either party required by any applicable law, or by order of any court or government agency; provided that the Recipient provides prior written notice of such disclosure to the Discloser and assists the Discloser in its reasonable and lawful efforts to avoid or minimize the degree of such disclosure.

(c)
As used herein, “Confidential Information” means any and all confidential or proprietary information and documentation, including, without limitation, Intellectual Property and the terms and conditions of this Agreement (except as required by a party to enforce its rights hereunder), but excluding confidential or proprietary information that (as determined by competent documentation): (i) was known or used by the Recipient prior to its date of disclosure to the Recipient; (ii) either before or after the date of the disclosure to the Recipient, is lawfully disclosed to the Recipient  by sources other than the Discloser rightfully in possession of the Confidential Information; (iii) either before or after the date of the disclosure to the Recipient, becomes published or generally known to the public, without the Recipient violating this Section 6.2; or (iv) is independently developed by or for the Recipient without reference to or reliance upon the Confidential Information.

ARTICLE VII

TERM AND TERMINATION

Section 7.1  Term.  This Agreement shall become effective on the Closing Date and shall continue in effect until the expiration or termination of the last-to-expire or –terminate Transition Period, unless terminated earlier in accordance with this Agreement.

Section 7.2  Termination.

(a)	For Convenience. Buyer may terminate this Agreement or any Transition Service at any time upon not less than thirty (30) days’ written notice to Seller.

(b)
For Breach.  Either party hereto may terminate this Agreement or any Transition Service upon thirty (30) days’ prior written notice if the other party breaches this Agreement or the APA and the breaching party fails to cure such breach with such thirty (30) day period.

(c)
For Bankruptcy.  Seller may terminate this Agreement or any Transition Service upon written notice to Buyer if (i) Buyer files, or has files against it, a petition under the bankruptcy or insolvency laws of any jurisdiction; (ii) Buyer makes a general assignment for the benefit of creditors, (iii) a receiver or trustee is appointed to exercise control over any of Buyer’s assets; or (iv) Buyer is declared insolvent by a court of competent jurisdiction.

Section 7.3  Effect of Expiration or Termination; Survival.  Upon expiration or termination of this Agreement or any Transition Service, Seller shall have no further responsibility or liability to Buyer with respect to this Agreement or such Transition Service on or following the date of such expiration or termination.  Articles III, V, VI, VII, and VIII and Sections 2.3 through 2.6 shall survive the expiration or termination of this Agreement.

ARTICLE VIII

GERNERAL PROVISIONS

Section 8.1  Notices.  All notices or other communications required or permitted hereunder shall be given in the same manner as notices are given under the APA.

Section 8.2  Assignment; Change of Control.  Neither Buyer nor Seller may assign its rights or delegate its duties under this Agreement without the prior written consent of the other party; provided, however, that Seller may subcontract the performance of any of its obligations under this Agreement to a third party without Buyer’s consent so long as Seller remains liable for the performance of any such obligations by a subcontractor.  A change of control of Buyer or a transfer of any of Buyer’s assets by operation of law (whether by merger, consolidation or sale of all or substantially all of Buyer’s assets) shall be deemed an assignment of this Agreement.  Any assignment in contravention of this Section 8.2 shall be null and void.  The Agreement shall inure to the benefit of the permitted successors and permitted assigns of each party hereto.

Section 8.3  Third Party Rights.  Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person other than the parties hereto, and their permitted successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement, or obligate any of the parties hereto to any Person other than the parties and their permitted successors or permitted assigns.

Section 8.4  Entire Agreement; Amendments.  This Agreement and the Schedules attached hereto (which Schedules are incorporated into this Agreement by reference as if fully set forth herein) contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements or understandings (oral or written).  This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative or each of the parties hereto.

Section 8.5  Partial Invalidity.  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 8.6  Waivers.  Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party entitled to the benefit thereof.  Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if it is authorized in writing by an authorized representative of such party.  The failure of a party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach if this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 8.7  Execution in Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Seller and Buyer.  Delivery of an executed counterpart of a signature page to this Agreement shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 8.8  Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of New York.

Section 8.9  Submission to Jurisdiction; Waiver of Jury Trial.  Seller and Buyer herby irrevocably submit in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby or thereby to the jurisdiction of the United States District Court for the Southern District of New York and the jurisdiction of any court of the State of New York located in the City of New York and waive any and all objections to jurisdiction that they may have under the laws of the State of New York or the United States.  Each of the parties hereto hereby waives trial by jury in any action to which they are parties involving, directly or indirectly, any matter in any way arising out of, related to or connected with this Agreement and the transactions contemplated hereby.

Section 8.10 Relationship of the Parties.  In all matters relating to this Agreement, each party hereto shall be solely responsible for the acts of its employees, and employees of no party shall not be considered employees of the other party.  Except as otherwise provided herein, no party shall have any right, power or authority to create any obligation, express or implied on behalf of any other party.  Nothing in this Agreement is intended to create or constitute a joint venture or partnership between the parties hereto or persons referred to herein.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS HEREOF, the parties hereto have entered into this Agreement as of the date first written above.

[DEPFA BANK PLC] [its Designated Affilate]

By:___________________________________
Name:
Title:

FIRST ALBANY CAPITAL INC.

By:___________________________________
Name:
Title:

FIRST ALBANY COMPANIES INC.
(Solely with respect to Article IV and Sections 5.2 and 5.3 of the Agreement.)

By:___________________________________
Name:
Title:

FORM OF TRANSITION SERVICES AGREEMENT
TRANSITION SERVICES AGREEMENT
SCHEDULE 1

COMMUNICATIONS AND INFORMATION TECHNOLOGY SERVICES

Transition Service	Transition Period	Description	Cost
Email forwarding	60 days following Closing Date	For each Employee hired by Buyer, Seller shall forward all emails sent to such Employee’s previous email address at Seller to an email address specified by Buyer in writing.	At cost
Email auto-replies	90 days following the expiration of the Transition Period for “Email forwarding”
For each Employee hired by Buyer, Seller shall generate an automatic reply to all emails sent to such Employee’s previous email address at Seller, identifying such Employee’s new email address at Buyer as specified by Buyer in writing.
At cost
Access to BETA	One week following the Closing Date
Seller shall provide Buyer with a single username and password with which it may access BETA during the Transition period.  Notwithstanding the foregoing, Seller shall not be required to provide any connection or link between the Buyer’s information technology systems and the information technology systems of the owner of BETA.  Buyer acknowledges and agrees that it must negotiate any such connection or link directly with the owner of BETA.

At cost
Telephone call forwarding	60 days following the Closing Date
For each employee hired by Buyer, Seller shall forward all calls to the telephone number assigned to such Employee immediately prior to the Closing Date to a telephone number specified by Buyer in writing.

At cost
Automated telephone message	60 days following the expiration of the Transition Period for “Telephone call forwarding”
For each Employee hired by Buyer, Seller shall play an automated message, reasonably acceptable to Buyer, in response to all calls to the telephone number assigned to such Employee immediately prior to the Closing Date, stating that such telephone number is no longer in use by such Employee and that the caller should Buyer to obtain such Employee’s new phone number.  Seller shall not be required to personalize the automated message to each particular Employee hired by Buyer.
At cost
Mail forwarding	6 months following the Closing Date
Seller shall forward to a U.S. postal address designated by Buyer from time to time any and all mail or packages (a) that are addressed only to Employees hired by Buyer or (b) that relate primarily to the Business as conducted following the Closing Date.  Buyer recognizes and agrees that Seller may receive and open all such mail or packages it receives in order to determine whether such mail or packages are subject to forwarding pursuant to the preceding sentence or the identity of the appropriate recipient(s).  The provisions of this “Mail Forwarding” Transition Service are not intended to an shall no be deemed to constitute an authorization by Buyer to permit Seller to accept service of process or for any other purpose.

At cost